                                                                     EXHIBIT 2.1




                         PURCHASE  AND  SALE  AGREEMENT


                                BY  AND  BETWEEN


                     AQUILA  ENERGY  RESOURCES  CORPORATION



                                     SELLER



                                      AND



                              APACHE  CORPORATION

                                     BUYER





                             Dated August 28, 1995

                               TABLE OF CONTENTS


1.       Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                  1.1    Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                  1.2    Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                  1.3    Reserved Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                  1.4    Certain Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  1.5    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

2.       The Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  2.1    Purchase Price and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                  2.2    Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
                  2.3    Adjustments to Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

3.       Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
                  3.1    Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . . . . 10
                  3.2    Disclaimer of Representations and Warranties of Seller . . . . . . . . . . . . . . . 20
                  3.3    Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . 20

4.       Covenants and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                  4.1    Covenants and Agreements of Seller . . . . . . . . . . . . . . . . . . . . . . . . . 22
                  4.2    Covenants and Agreements of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . 26
                  4.3    Mutual Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                  4.4    Acknowledgement Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
                  4.5    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

5.       Title Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
                  5.1    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
                  5.2    Title Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                  5.3    Title Indemnity Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
                  5.4    Preferential Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
                  5.5    Casualty Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

6.       Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
                  6.1    Inspection Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
                  6.2    Environmental Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
                  6.3    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
                  6.4    Environmental Defect Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                  6.5    Limitation of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

7.       Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
                  7.1    Seller's Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
                  7.2    Buyer's Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45





                                                     Purchase and Sale Agreement
                                                                          Page i

8.       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
                  8.1    Date of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
                  8.2    Place of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
                  8.3    Closing Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

9.       Obligations and Agreements After Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
                  9.1    Post-Closing Adjustment Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . 49
                  9.2    Files and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
                  9.3    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
                  9.4    Assumption and Retention of Obligations  . . . . . . . . . . . . . . . . . . . . . . 50
                  9.5    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
                  9.6    Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
                  9.7    Certain Post-Closing Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

10.      Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
                  10.1   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
                  10.2   Liabilities Upon Termination or Breach . . . . . . . . . . . . . . . . . . . . . . . 56

11.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
                  11.1   Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
                  11.2   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
                  11.3   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
                  11.4   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
                  11.5   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
                  11.6   Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
                  11.7   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
                  11.8   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
                  11.9   Certain Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
                  11.10  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
                  11.11  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
                  11.12  Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
                  11.13  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
                  11.14  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60

Exhibits

         Exhibit A                The Interests
                  Exhibit A-1     The Leases
                  Exhibit A-2     The Wells
                  Exhibit A-3     The Houston Office
                  Exhibit A-4     The Gas Plants
                  Exhibit A-5     The Easements
         Exhibit B                Agreement to Convey Net Profits Royalty Interest
         Exhibit C                Form of Conveyance
         Exhibit D-1              Seller Guaranty
         Exhibit D-2              AMI Guaranty
         Exhibit E                Aquila Gas Purchase Agreement
         Exhibit F                Gas and Condensate Gathering Agreement





                                                    Purchase and Sale Agreement
                                                                        Page ii

Schedules

         Schedule 1.3(g)          Seller's Marquez Ranch
         Schedule 1.3(h)          Seller's High Island Pipeline System
         Schedule 2.3(a)(5)       Capital Costs
         Schedule 3.1(a)          Jurisdictions Where Seller is Qualified
         Schedule 3.1(d)          Conflicts
         Schedule 3.1(f)          Actions
         Schedule 3.1(i)          Environmental Matters
         Schedule 3.1(j)          Required Filings
         Schedule 3.1(k)(1)       Interests Funds Held by Others
         Schedule 3.1(k)(2)       Amount Held in Suspense Accounts
         Schedule 3.1(l)          Insurance
         Schedule 3.1(m)          Non-terminable Contracts
         Schedule 3.1(n)          Material and Affiliate Contracts
         Schedule 3.1(p)          Wells
         Schedule 3.1(r)          Operating Expenditures
         Schedule 3.1(s)(1)       Proprietary Data
         Schedule 3.1(s)(2)       Third Party Data
         Schedule 3.1(t)          Leases
         Schedule 3.1(u)          Tax Protests
         Schedule 3.1(v)          Tax Partnerships
         Schedule 3.1(aa)         Operations
         Schedule 3.1(dd)         Payout Balances
         Schedule 3.1(ff)         Conduct of Seller's Business
         Schedule 3.3(a)          Jurisdictions Where Buyer is Qualified
         Schedule 3.3(c)          Defaults Under Indebtedness
         Schedule 3.3(e)          Actions
         Schedule 4.1(c)          Contractual Obligations
         Schedule 5.1(d)(3)       Applicable Laws Title Defect
         Schedule 5.1(d)(4)       Action Title Defect
         Schedule 9.4(b)          Excepted Contract Obligations
         Schedule 9.5(a)          Seller Retained Indemnities





                                                     Purchase and Sale Agreement
                                                                        Page iii

                                  DEFINITIONS

                      TERM                                                         SECTION
                      ----                                                         -------
AAA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 11.14(a)
Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.1
Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(f)
Adjusted Purchase Price . . . . . . . . . . . . . . . . . . . . . . .      Section 4.5(b)(1)
AEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(c)
AEM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(c)
AGPA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 8.3(a)(4)
AOG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 8.3(a)(5)
Agreed Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1(b)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Opening Paragraph
Allocated Value . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.2(a)(ii)
AMI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.3(c)(1)
Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(g)
Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(cc)
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(cc)
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Opening Paragraph
Buyer-Initiated Claims  . . . . . . . . . . . . . . . . . . . . . . .      Section 6.2(e)
Buyer SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.3(k)
Buyer's Production  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(d)
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(i)(7)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 8.1
Closing Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1(b)
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 8.1
Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 4.5(a)
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(g)
Conveyance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 7.2(d)
Costs to Address  . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 6.2(c)
Covered Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.7(d)
Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(h)
December 31, 1994 Balance Sheet . . . . . . . . . . . . . . . . . . .      Section 3.1(cc)
Deductible  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 6.2(f)(v)
Defect Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.2(a)(i)
Defensible Title  . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.1(a)
Definitive Defect . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.3(a)
Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1(a)
Easements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(i)
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.5
Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 4.2(b)
Encumbrance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.1(b)
Engineers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(y)
Environmental Defect  . . . . . . . . . . . . . . . . . . . . . . . .      Section 6.2(b)
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(i)(7)
Environmental Matter  . . . . . . . . . . . . . . . . . . . . . . . .      Section 6.5
Equipment and Facilities  . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(c)
Exchanging Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .      Section 4.5(a)
Final Adjusted Purchase Price . . . . . . . . . . . . . . . . . . . .      Section 9.1(b)
Final Settlement Date . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.1(b)
Final Settlement Statement  . . . . . . . . . . . . . . . . . . . . .      Section 9.1(b)
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(cc)
FPA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(bb)
FWPCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(i)(7)
GAAP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.4(c)
Gas Plants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(f)
Governments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(g)
Hazardous Substance . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(i)(8)
HMTA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(i)(7)
Houston Office  . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(e)
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(j)
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.5(d)
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.5(d)
Interest Additions  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.3(b)
Interest Period . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1(b)
Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2
Interim Settlement  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.1(a)
Interim Settlement Date . . . . . . . . . . . . . . . . . . . . . . .      Section 9.1(a)
Interim Settlement Statement  . . . . . . . . . . . . . . . . . . . .      Section 9.1(a)
June 30, 1995 Balance Sheet . . . . . . . . . . . . . . . . . . . . .      Section 3.1(cc)
Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 11.9
Land Files  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.2
Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(a)
Liable Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 6.5
LIBOR Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1(b)
Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(n)
Maximum Environmental Indemnity Payment . . . . . . . . . . . . . . .      Section 6.2(f)(v)
Maximum Title Indemnity Payments  . . . . . . . . . . . . . . . . . .      Section 5.3(a)
MCF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.3(a)(4)
Net Revenue Interests . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.1(a)(2)
Non-Definitive Defects  . . . . . . . . . . . . . . . . . . . . . . .      Section 5.3(a)
Non-Marketing Events  . . . . . . . . . . . . . . . . . . . . . . . .      Section 4.2(c)
Nonoperated Interests . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.4(b)(2)
Operated Interests  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.4(b)(1)
OSHA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(i)(8)
Other Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 6.5
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Opening Paragraph
Pending Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.4(a)
Permitted Encumbrance . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.1(c)
Post Effective Time Matters . . . . . . . . . . . . . . . . . . . . .      Section 9.4(a)
Post Oak Office . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.2
Post-Signing Period . . . . . . . . . . . . . . . . . . . . . . . . .      Section 4.1(a)
Pre-Closing Period  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.3(a)(1)

                                                     Purchase and Sale Agreement
                                                                         Page iv

                                  DEFINITIONS

                      TERM                                                         SECTION
                      ----                                                         -------
Preliminary Adjusted Purchase Price . . . . . . . . . . . . . . . . .      Section 8.3(b)
Preliminary Settlement Statement  . . . . . . . . . . . . . . . . . .      Section 8.3(b)
Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(j)
Production  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(d)
Proprietary Data  . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(s)
PUHCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(bb)
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1
RCRA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(i)(7)
Qualifying Claim  . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 6.2(f)(v)
Real and Personal Property Taxes  . . . . . . . . . . . . . . . . . .      Section 4.5(b)(1)
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . .      Section 4.2(c)
Related Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 8.3(a)
Reserved Interests  . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3
Retained Indemnities  . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.5(a)
Retained Obligations  . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.5(a)
Rules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 11.14(a)
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 4.2(c)
Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Opening Paragraph
Seller's Conditions . . . . . . . . . . . . . . . . . . . . . . . . .      Section 2.1(b)
Seller's Net Profits Royalty Interest . . . . . . . . . . . . . . . .      Section 1.4
Seller's Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3(e)
Seller's Production . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.3(d)
Seller's Representatives  . . . . . . . . . . . . . . . . . . . . . .      Section 4.1(b)
SWDA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(i)(7)
Third Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 9.7(d)
Third Party Claim Amount  . . . . . . . . . . . . . . . . . . . . . .      Section 6.2(c)
Third Party Data  . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(s)
Third Party-Initiated Claims  . . . . . . . . . . . . . . . . . . . .      Section 6.2(e)
Third Party-Liability Amount  . . . . . . . . . . . . . . . . . . . .      Section 6.2(d)
Title Defect  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.1(d)
Title Indemnity Deductible  . . . . . . . . . . . . . . . . . . . . .      Section 5.3(a)
Title Indemnity Payments  . . . . . . . . . . . . . . . . . . . . . .      Section 5.3(a)
Total Cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 6.2(d)
TSCA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(i)(7)
UtiliCorp . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 3.1(c)
Wells . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 1.2(b)
Working Interest  . . . . . . . . . . . . . . . . . . . . . . . . . .      Section 5.1(a)(3)

                                                     Purchase and Sale Agreement
                                                                          Page v

                          PURCHASE AND SALE AGREEMENT


    This Purchase and Sale Agreement (the "Agreement"), dated August 28, 1995, is between AQUILA ENERGY RESOURCES CORPORATION, a Delaware corporation ("Seller"), and APACHE CORPORATION, a Delaware corporation ("Buyer"). In consideration of the mutual promises contained in this Agreement, the benefits to be derived by each party under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller (the "Parties") agree as follows:

1.   PURCHASE AND SALE

    1.1 PURCHASE AND SALE. Seller agrees to sell and convey, and Buyer agrees to purchase and pay for, the "Interests" (as defined in Section 1.2) at the Closing (as defined in Section 8.1), subject to the terms and conditions of this Agreement. The transactions contemplated by this Agreement are referred to collectively as the "Acquisition."

    1.2 INTERESTS. Except for the Reserved Interests (as defined in Section 1.3), "Interests" means the following:

         (a) The "Leases," defined as all of Seller's right, title, and interest in and to (i) all oil, gas, and mineral deeds, leases, and subleases, and other similar instruments and agreements, including those described or referred to in Exhibit A-1; (ii) all fee mineral interests, surface estates, fee estates, mineral servitudes, leasehold interests, working interests, royalty interests, overriding royalty interests, net profits interests, production-payment interests, and other rights, privileges, interests, and estates created, transferred, or governed by such instruments and agreements; (iii) all other rights, privileges, interests, and estates in or appurtenant to the lands covered by such instruments and agreements or described or referred to in Exhibit A-1; and
    (iv) all lands described or referred to in Exhibit A-1 and all lands described in or referred to in any instrument, deed, or agreement under
    Section 1.2(a)(i).

         (b) The "Wells," defined as all of Seller's right, title, and interest in and to all oil wells, condensate wells, natural gas wells, water source wells, injection wells (for injection of water, recycling of natural gas, injection of substances used in secondary and tertiary recovery operations, and injection of other substances), and all wells included within any pooled, unitized or communitized areas covering or including any Leases, including units formed under orders, regulations, rules, approvals, decisions, or other official acts of a Government (as defined in Section 3.1(g)), whether producing, operating, shut in, or temporarily abandoned, including, without limitation, the wells listed on Exhibit A-2.





                                                     Purchase and Sale Agreement

         (c) The "Equipment and Facilities," defined as all of Seller's right, title, and interest in and to all marine platforms, tools, equipment, fixtures, tangible personal property, goods, inventory, improvements, and facilities located on the Leases or Gas Plants or used or held for use in connection with the ownership or operation of the Leases, Wells, Gas Plants or Production, including boats, casing, chemicals, Christmas trees, communications equipment, compressors, dehydrators, flow lines, gathering lines, generators, laterals, loading docks, loading racks, machinery (surface and subsurface), meters, pipelines, poles, power lines, power plants, pumps, rods, separators, tanks, transformers, tubing, tubular goods, vehicles and water systems, together with all accessions, additions, and attachments.

         (d) "Buyer's Production," defined as all of Seller's right, title, and interest in and to oil, natural gas, condensate, natural gas liquids, and other hydrocarbons or products produced from or attributable to the Leases, Wells, and Gas Plants after the Effective Time (as hereinafter defined in Section 1.5), plus oil, condensate, and other liquid hydrocarbons produced before the Effective Time and held in storage above the pipeline connection at the Effective Time. (The term "Production" refers generically to Buyer's Production and Seller's Production, as defined in Section 1.3(d).)

         (e) The "Houston Office," defined as all of Seller's right, title, and interest in and to Seller's Houston office located at 10370 Richmond Avenue, Houston, Texas, the lease agreement for that office, and all furniture, fixtures, equipment, and facilities in that office owned by Seller, including all computers and computer peripherals, as described in Exhibit A-3.

         (f) The "Gas Plants," defined as all of Seller's right, title, and interest in and to the natural gas processing plants described in Exhibit A-4 and all tools, equipment, fixtures, tangible personal property, goods, inventory, improvements, and facilities located on the lands occupied by the gas plants or used or held for use in connection with the ownership or operation of the plants, including chemicals, communications equipment, compressors, dehydrators, flow lines, gathering lines, generators, meters, pumps, separators, and tanks.

         (g) The "Contracts," defined as all of Seller's right, title, and interest in and to all contracts that govern or relate to the ownership or operation of the Leases, Wells, Equipment and Facilities, Production, or Gas Plants to the extent not included in the definition of Leases, including acreage-contribution agreements, area-of-mutual-interest agreements, assignments, bidding agreements, bottom-hole agreements, contribution agreements, division orders, drilling contracts, dry-hole agreements, exploration agreements, farmin and farmout agreements, gas balancing agreements (including claims to recover natural gas or money under gas balancing agreements for underproduction of Seller's Production before the Effective Time), joint venture agreements, Production sales contracts, natural gas processing agreements (including agreements for onshore processing of offshore Production), operating agreements, participation agreements, platform-sharing agreements, service





                                                     Purchase and Sale Agreement
    contracts, storage contracts, transportation agreements, processing contracts, treating contracts, and water rights agreements and the unitization, unit operating, communitization, and pooling declarations, agreements, and orders that create or govern units. The term "Contracts" does not include the instruments or agreements related to the Houston Office, which are covered by the definition of the Houston Office. To the extent that Seller has rights of indemnification and warranty rights with respect to any Lease, Well, Equipment and Facilities, Production or Gas Plants, Seller shall use its best reasonable efforts to assign to Buyer such rights insofar as the Interests transferred hereunder are affected thereby; provided that Seller shall reserve such rights insofar as such rights relate to any of the Reserved Interests or any obligation or liability that Seller has retained under this Agreement.

         (h) The "Data," defined as all of Seller's right, title, and interest in and to Seller's books, records, databases, information systems, and files on or about or related to the Leases, Wells, Equipment and Facilities, Production, Gas Plants and the Houston Office, including accounting information (including but not limited to Federal/Indian royalty and state tax reports and supporting detail; records relating to sales of production; revenue distributions by owner; vendor invoices; cost allocations; well payout files; COPAS billing detail; billings to third parties for use of company-owned facilities; production payment files; lease operating statements; gas balancing files; oil and gas purchase statements; remittance advice detail; allocation/meter statements; sales invoices; revenue accounting spreadsheets; operator prepayment records and correspondence), analyses (technical and financial), drilling records, logs, engineering data, formation tests and reports, geological information, geophysical information, seismic information, gravitational information, interpretations, maps, paleontological information, production records, reserve reports, title abstracts, title and contract files, title opinions, transfer orders, and well tests and reports, in whatever medium, including computer-sensible books, records, and files and related software and documentation.

         (i) The "Easements," defined as all of Seller's right, title, and interest in and to tenements, appurtenances, surface leases, easements, permits, licenses, servitudes, franchises, and rights-of-way in any way appertaining, belonging, affixed or incidental to or used in connection with the ownership or operation of the Leases, the Wells, the Equipment and Facilities, and the Gas Plants, including, without limitation, as set forth in Exhibit A-5.

         (j) "Proceeds," defined as all of Seller's right, title, and interest in and to all revenues, proceeds, insurance proceeds (subject to Seller's reservation of such proceeds insofar as such proceeds relate to any Reserved Interests or any obligation or liability that Seller has retained under this Agreement), accounts, accounts receivable, and claims (i) for the operation, salvage, sale, disposition, damage, or destruction of the Equipment and Facilities, attributable to the period after the Effective Time; (ii) attributable to Buyer's Production; and (iii) for the operation, salvage, sale, disposition, damage, or destruction of the Gas Plants attributable to the period after the Effective Time.





                                                     Purchase and Sale Agreement

    1.3 RESERVED INTERESTS. Seller shall reserve and except from the sale and conveyance of the Interests in favor of itself, its successors and assigns, the following (collectively the "Reserved Interests"):

         (a) All accounts receivable attributable to the Interests that are attributable to periods prior to the Effective Time, other than accounts receivable for any gas balancing agreements.

         (b) All claims and rights attributable to periods prior to the Effective Time, including, without limitation, the right to initiate, prosecute, or participate in, at Seller's sole cost and expense, all audits, audit claims, and tax claims and proceedings (to the extent not covered by Section 4.5) relating to or including periods prior to the Effective Time, regardless of when commenced, arising out of or under any applicable law, operating or Production sales agreements, or otherwise, and to recover all costs and expenses claimed or shown by such audits or proceedings as owing to the owner of the Interests for periods prior to the Effective Time.

         (c) Third party drilling rigs, marine vessels, and other similar property that are located temporarily on the Leases, Wells, or Gas Plants or used in connection with the drilling, reworking, or deepening of Wells, and any pipelines, easements, fixtures, tanks, or equipment located on the Leases, Wells, or Gas Plants, that belong to third parties but Seller's right, title and interest in any contracts relating to the foregoing is included in the Contracts.

         (d) Oil, natural gas, condensate, natural gas liquids, and other hydrocarbons or products produced from or attributable to the Leases, Wells, or Gas Plants before the Effective Time, excluding the oil, natural gas, condensate, natural gas liquids and other hydrocarbons or products produced before the Effective Time but included in the definition of Buyer's Production, but including all rights, if any, to recover additional production or production proceeds produced from or attributable to the Leases, Wells, or Gas Plants for periods prior to the Effective Time, resulting from adjustments to net revenue interests in the applicable division orders ("Seller's Production").

         (e) All revenues, proceeds, accounts and claims attributable to Seller's Production described in Section 1.3(d) ("Seller's Proceeds"), except claims to recover natural gas or money under gas balancing agreements for underproduction of Seller's Production before the Effective Time, which are included in the definition of "Contracts" and are intended to be transferred to Buyer.

         (f) Seller's employment agreements and compensation and benefit arrangements, consulting agreements, accounting contracts, and legal services contracts; and all claims and contract rights that relate to ownership or operation of the Interests before the Effective Time, including Seller's claims for "take-or-pay" payments and settlements and for payments, refunds, price





                                                     Purchase and Sale Agreement
    adjustments, account adjustments, audit adjustments, and other similar matters, except the gas balancing claims included in the definition of "Contracts."

         (g) Seller's Marquez Ranch, including the mineral estate, if any, located in Washington and Fayette Counties, Texas and more particularly described on Schedule 1.3(g).

         (h) Seller's High Island Pipeline System, including the High Island A-69 Platform more particularly described on Schedule 1.3(h).

         (I) All furniture, fixtures, equipment (including computer equipment), and facilities related to the Houston Office that are not described on Exhibit A-3.

         (j) Seller's accounting information relating solely to the corporate activities of Seller and not to the Interests being sold hereunder.

         (k) Seller's financial hedge, option, and futures contracts (other than contracts for the physical delivery of oil and gas), together with the proceeds derived therefrom.

         (l) Seller's deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Interests with respect to any period of time prior to the Effective Time and with respect to any period of time after the Effective Time to the extent (i) Buyer received a credit with respect to such amounts pursuant to the Purchase Price adjustments in Sections 2.3 or 9.1, or (ii) Seller retained the liability related to such amounts under this Agreement.

         (m) Except as set forth in Sections 5.5 and 9.7(d), Seller's rights, titles, claims, and interests (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards.

         (n) All of Seller's non-proprietary seismic, geophysical, geological, geochemical, and other geotechnical information listed on Schedule 3.1(s)(2), which Schedule shall be provided within 20 days of the date hereof, subject to Section 4.1(f).

         (o) All of Seller's patents, trade secrets, copyrights, names, marks, and logos.

         (p) All of Seller's records and documents subject to confidentiality provisions, claims of privilege, or other restrictions on access, except as otherwise expressly provided herein; provided, however, Seller shall use its best reasonable efforts to afford Buyer access to such materials, except where disclosure would waive attorney-client privilege, attorney work-product privilege or other similar privilege.





                                                     Purchase and Sale Agreement

         (q) All of Seller's proprietary, intra-corporate computer software.

         (r) Amounts held by Seller in accounts or otherwise and attributable to any matter for which Seller retains liability under this Agreement.

    1.4 CERTAIN TERMS. (a) Seller's Net Profits Royalty Interest. "Seller's Net Profits Royalty Interest" means a net profits royalty interest as described in Exhibit B.

         (b) Operated and Nonoperated Interests.  For purposes of this
Agreement:

         (1) "Operated Interests" means (x) those Leases and Wells, along with the appurtenant or related Equipment and Facilities, Easements, Contracts, Data, Production, and Proceeds, for which Seller, or a contractor, agent, or representative acting on Seller's behalf, serves as operator, whether pursuant to an agreement among the owners of interests therein, Applicable Laws (as hereinafter defined in Section 3.1(g)), or some other arrangement and (y) the Houston Office.

         (2) "Nonoperated Interests" means the Leases, Wells, and Gas Plants, along with the appurtenant or related Equipment and Facilities, Easements, Contracts, Data, Production, and Proceeds, not included in the definition of Operated Interests in (1) above.

         (c) "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be accepted by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

    1.5 EFFECTIVE TIME. The purchase and sale of the Interests shall be effective as of July 1, 1995, at 7:00 a.m., at the location of the Interests (the "Effective Time").

2.   THE PURCHASE PRICE.

    2.1 PURCHASE PRICE AND PAYMENT. In addition to the agreements and considerations described in the Agreement, the purchase price shall be $198,000,000 (the "Purchase Price"). The Purchase Price shall be subject to adjustment as provided in Section 2.3. The Purchase Price shall be paid by Buyer to Seller in two installments as follows:

         (a) on the date of execution of this Agreement, Nineteen Million Eight Hundred Thousand Dollars ($19,800,000) (the "Deposit"); and





                                                     Purchase and Sale Agreement

         (b) at Closing (as defined in Section 8.1), an amount (the "Closing Amount") equal to:

             (i) the Purchase Price as adjusted pursuant to Sections 2.3 and 8.3(b) less the sum of the Deposit and interest on the Deposit at the LIBOR Rate (as hereinafter defined) from the date of this Agreement to September 29, 1995, unless the Closing is delayed past September 29, 1995 solely due to (A) Seller's failure to fulfill the conditions in
         Section 7.2 (a), (d) and (e) or (B) Seller's failure to consummate the transactions contemplated by this Agreement following the fulfillment of all of the conditions set forth in Section 7.1 ("Seller's Conditions"), in which case such interest on the Deposit will be from the date of this Agreement to the Closing Date; plus

             (ii) interest at the Agreed Rate (as hereinafter defined) on the Purchase Price as adjusted pursuant to Sections 2.3 and 8.3(b), less the Deposit, from September 29, 1995 until the Closing Date, unless such delay past September 29, 1995 was solely due to Seller's Conditions.

    Notwithstanding the foregoing, if the Closing is delayed until after September 29, 1995 solely due to the delay in fulfilling the conditions in
    Section 7.1(b) or (c) or Section 7.2(b) or (c), for the period from September 29, 1995 to the Closing Date, (x) Seller shall retain one-half such additional interest on the Deposit and Buyer shall receive a credit for the other one-half of such interest as an adjustment to the Purchase Price described in clause (b)(i) above and (y) Buyer shall only pay 50% of the interest provided for in clause (ii) above. "LIBOR Rate" shall mean, for any Interest Period, the rate per annum quoted by First Chicago National Bank, Chicago, Illinois as the rate per annum applicable to loans funding on the first day of such Interest Period (as hereafter defined) and bearing interest based on the London interbank offered rate for one month U.S. dollar deposits delivered on the first day of such Interest Period, provided that the LIBOR Rate shall never exceed the maximum rate from time to time permitted by Applicable Law. "Interest Period" shall mean, with respect to any amount bearing interest at the LIBOR Rate, successive one month periods, the first of which commences on the date such amount begins bearing interest at the LIBOR Rate and the last of which ends on the date such amount is paid and may be less than a one month period. In the case of any amount bearing interest at the LIBOR Rate, (x) such interest shall be calculated on the basis of a 360-day year, and (y) the LIBOR Rate applicable to such amount shall be determined as of the first day of each Interest Period applicable to such amount. The "Agreed Rate" shall mean a rate per month calculated on a 30-day basis which is equal to the lesser of
    (a) a rate that is one percent (1%) above the prime rate of interest of First Chicago National Bank, Chicago, Illinois, as announced or published by such bank from time to time (adjusted from time to time to reflect any changes in such rate determined hereunder), or (b) the maximum rate from time to time permitted by Applicable Law.





                                                     Purchase and Sale Agreement

    2.2 ALLOCATION. The Parties agree that the Purchase Price will be allocated among the Interests and the Aquila Gas Purchase Contract (as defined in Exhibit E) in accordance with Exhibit A.

    2.3 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted at Closing pursuant to Section 8.3(b) and, after Closing, pursuant to Sections 9.1(a) and (b) as follows:

         (a) Upward Adjustments. The Purchase Price shall be adjusted upward by the total of the following without duplication:

             (1) the amount of all direct costs and expenditures paid by Seller with respect to the Interests (A) that are attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Interests performed during the period beginning at the Effective Time and ending on the Closing Date (the "Pre-Closing Period"), (B) constituting leasehold acquisition costs, lease rentals and shut-in payments due on or after (and expressly excluding those due before) the Effective Time, (C) constituting ad valorem, property, production, excise, severance, and all other taxes attributable to the Pre-Closing Period, and (D) constituting amounts relating to obligations arising under the Contracts with respect to the ownership and operation of the Interests during the Pre-Closing Period;

             (2) the amount of all direct costs and expenditures paid by Seller, as operator, on behalf of other owners of working interests, which costs and expenditures are (A) of the type referred to in
         Section 2.3(a)(1) above, and (B) attributable to the Pre-Closing
         Period;

             (3) the value (based on the average July 1995 sales price from the Interests) of all oil, condensate and liquid hydrocarbons that are in storage above the pipeline connection at the Effective Time and that fit the definition of "Buyer's Production", less taxes, burdens and gravity adjustments customarily deducted by the purchasers of such oil, condensate and liquid hydrocarbons;

             (4) the value of the total net aggregate underproduction of natural gas attributable to the Interests as of the Effective Time after deduction of volumes attributable to royalties, overriding royalties and other burdens payable out of production and values attributable to payment of severance taxes, which total is 2,897,181 MCF (as hereinafter defined) as specified in Section 3.1(o) (i.e. the total of all underproduction less the total of all overproduction), such value to be $1.00 per one thousand cubic feet ("MCF") of natural gas;

             (5) Two Million Four Hundred Twenty-Five Thousand Three Hundred Sixty-Six Dollars ($2,425,366) for capital costs and expenditures





                                                     Purchase and Sale Agreement
         paid by Seller prior to the Effective Time which are attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Interests performed prior to the Effective Time as listed on Schedule 2.3(a)(5);

             (6) the amount of all insurance premiums paid by Seller with respect to the Interests for insurance coverage during the Pre-Closing Period;

             (7) rent and utilities paid by Seller for the Houston Office attributable to the Pre-Closing Period;

             (8) One Million Dollars ($1,000,000) to partially compensate Seller for its general and administrative costs to operate the Houston Office (excluding rent and utilities) during the Pre-Closing Period unless the Closing is delayed past September 29, 1995 solely due to Seller's Conditions (as defined in Section 2.1(b)) in which event there will be no adjustment pursuant to this Section 2.3(a)(8); and

             (9) any other amount agreed upon by Seller and Buyer.

         (b) Downward Adjustments. The Purchase Price shall be adjusted downward by the total of the following, without duplication:

             (1) the amount of all monies received by Seller that are attributable to the ownership and operation of the Interests during the Pre-Closing Period, including, without limitation:

                 (A) gross proceeds (net of royalties, overriding royalties, net profits interests, reversionary interests, and production payments payable out of production) for all oil, condensate, liquid hydrocarbons and natural gas sold during the Pre-Closing Period; and

                 (B) the proceeds from the disposition during the Pre-Closing
             Period (with the consent of Buyer, when required, as provided in Section 4.1(c)) of all or any portion of the Interests.

             (2) the amount of all payments received by Seller from third parties as reimbursements to Seller for the costs and expenditures set forth in Section 2.3(a)(2) above;

             (3) the amount of (A) all direct third party costs and expenditures paid by Buyer which are attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Interests performed prior to the Effective Time, (B) all bonuses, lease rentals and shut-in payments paid by Buyer with respect to the Interests which were due prior to the Effective Time, and (C) all amounts attributable to operations and production of the Interests prior to the Effective Time





                                                     Purchase and Sale Agreement
         which are paid by Buyer and which relate to obligations arising under the Contracts;

             (4) the amount of all Environmental Defects for which Seller is liable pursuant to Section 6 that are known and agreed upon and settled by the Parties as of the time of Closing subject to the limitations on Seller's liability for Environmental Defects set forth in Section 6.2;

             (5) an amount equal to all funds held by Seller for the account of any other person in suspense accounts or otherwise relative to the Interests except to the extent as indicated on such Schedule 3.1(k)(2) that Seller retains liability pursuant to this Agreement with respect to the matter for which such funds were held in reserve;

             (6) any other amount agreed upon by Seller and Buyer.

3.   REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date (as defined in Section 8.1), that:

         (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly qualified to carry on its business and is in good standing in each state where the nature of its business requires qualification. Schedule 3.1(a) lists each jurisdiction where Seller is qualified to do business.

         (b) Seller has all requisite corporate power and authority to carry on its business as presently conducted, to execute and deliver this Agreement and the Related Agreements (as defined in Section 8.3(a)), to perform its obligations under this Agreement and the Related Agreements, and to own the Interests.

         (c) The execution, delivery, and performance of this Agreement and the Related Agreements, and the consummation of the Acquisition and the transactions contemplated hereunder and thereunder, have been duly and validly authorized by all requisite corporate action (including any necessary shareholder approval) of Seller, Aquila Energy Marketing Corporation ("AEM"), Aquila Energy Corporation ("AEC") and UtiliCorp United, Inc. ("UtiliCorp").

         (d) The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Acquisition and the transactions contemplated hereunder and thereunder do not and will not:

             (1) violate, be in conflict with, or require the consent of any person under any provision of Seller's, AEM's, or AEC's certificate of incorporation or bylaws;





                                                     Purchase and Sale Agreement

             (2) violate any Applicable Law or Environmental Law (as defined in
         Section 3.1(i)(7)) or, except for the HSR Act (as defined in Section 3.1(j)) and routine Governmental consents typically received after the consummation of transactions of the nature of the Acquisition, require the consent of any Government;

             (3) except as set forth in Schedule 3.1(d), violate, conflict with, constitute a default under, accelerate or permit the acceleration of any obligation, or require consent under (a) any mortgage, indenture, loan, credit agreement, or other instrument or agreement evidencing indebtedness for borrowed money; (b) any Contract or Lease other than violations, conflicts, defaults, accelerations and consents which would not have an adverse effect on any single Interest in excess of $15,000; or (c) any other agreement or instrument to which Seller, AEM, or AEC is a party or by which Seller, AEM, AEC, UtiliCorp, or any of their Interests are bound;

             (4) except as set forth in Schedule 3.1(d), result in the creation or imposition of an Encumbrance (as defined in Section 5.1(b)) on the Interests.

         (e) This Agreement has been duly executed and delivered by Seller. This Agreement is and, upon execution and delivery thereof, the Related Agreements, instruments, agreements, and other documents required to be executed and delivered by Seller, AEM, and AEC under Section 7.2(e) shall be the legal, valid, and binding obligations of Seller, AEM, and AEC, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and other laws for the protection of creditors and the application of general principles of equity.

         (f) Except as described on Schedule 3.1(f), no written notice of any suit, action, arbitration proceeding, legal proceeding, administrative proceeding, or Governmental inquiry or investigation ("Action") has been received by Seller, and to Seller's Knowledge (as hereinafter defined in Section 11.9), no Action is threatened, which might result in impairment, loss, or diminution of Seller's title to any part of the Interests; which might hinder or impede the operation of the Interests including the Leases, Wells or Gas Plants; or which might in any way impede the consummation of the Acquisition or the transactions contemplated by the Related Agreements.

         (g) Seller has, with respect to Operated Interests, and to Seller's Knowledge, all operators of Nonoperated Interests have, complied with and are not in default under, all Applicable Laws that govern the ownership or operation, as applicable, of the Interests, the failure to comply with which singly would have an adverse effect in excess of $15,000 on an Interest. "Applicable Laws" means, as of the date of this Agreement and as of the Closing Date, all applicable laws, statutes, ordinances, decrees, requirements, orders,





                                                     Purchase and Sale Agreement
    judgments, writs, rules, regulations, and injunctions of Governments that have jurisdiction over the person, property, or activity in question, which are in effect on the date of this Agreement and the Closing Date, but does not include Environmental Laws. "Governments" means the government of the United States of America; the government of each state, commonwealth, territory, Indian tribe, or possession of the United States of America; the government of each county, parish, municipality, or other governmental subdivision or entity of, or in, a state of the United States of America; and each agency, board, bureau, commission, court, department, and instrumentality of each such government.

         (h) Seller has, with respect to Operated Interests, and to Seller's Knowledge, all operators of Nonoperated Interests have, all licenses and permits required by Governments and has or have properly made all filings necessary to obtain the licenses and permits, and to own and operate, as applicable, the Interests as they are now being owned and operated. Such licenses, permits, and filings are in full force and effect, and there are no violations or failures to obtain licenses or permits that singly would have an adverse effect in excess of $15,000 on any Interest with respect to any licenses, permits and filings.

         (i) Except as set forth on Schedule 3.1(i):

             (1) With respect to the Operated Interests, and to Seller's Knowledge with respect to Nonoperated Interests, there are no underground storage tanks, as defined in Environmental Law, on the Interests which constitute a violation of Environmental Law.

             (2) With respect to the Operated Interests, and to Seller's Knowledge with spect to Nonoperated Interests, the Leases, Wells, Equipment and Facilities and Gas Plants contain no friable asbestos or polychlorinated biphenyls above 50 ppm which constitute a violation of Environmental Law.

             (3) Seller has, with respect to Operated Interests, and to Seller's Knowledge, all operators of Nonoperated Interests have, used the Leases, Wells, and Gas Plants solely for oil and gas operations and related operations. While Seller has owned the Interests, except for the production and storage of oil, gas and other hydrocarbons and the storage and disposal of brine in the ordinary course of business consistent with prevailing oil and gas industry practices, neither Seller, with respect to Operated Interests, nor, to Seller's Knowledge, the operators of Nonoperated Interests have used the Leases, Wells, or Gas Plants to dispose of Hazardous Substances. To Seller's Knowledge, no Hazardous Substances have been disposed that would cause an adverse material impact to the Leases, Wells, or Gas Plants.





                                                     Purchase and Sale Agreement

             (4) Seller, with respect to Operated Interests, has not and, to Seller's Knowledge, all operators of Nonoperated Interests have not been involved in or caused a spill or release of any Hazardous Substance related to the ownership or operation of the Interests which constitutes a violation of Environmental Law, except for matters that have been addressed and have no continuing adverse consequence to Seller or the Interests, which spill or release has or is reasonably likely to result in a claim against an Interest that singly would have an adverse effect in excess of $25,000 on an Interest.

             (5) There are no Actions seeking money damages, injunctive relief, remedial action, penalties, cost recovery, or any other remedy pending or threatened in writing against Seller, the Operated Interests or to Seller's Knowledge, the Nonoperated Interests and relating to the violation of, liability under, or noncompliance with, an Environmental Law; the discharge, disposal, or release of a Hazardous Substance; or the exposure of a person or property to a Hazardous Substance.

             (6) Seller has been and is, with respect to Operated Interests, and to Seller's Knowledge, all operators of the Nonoperated Interests have been and are operating, in material compliance under all Environmental Laws.

             (7) "Environmental Law" means all applicable federal, state, or local laws, statutes, ordinances, decrees, requirements, orders, judgments, writs, rules, regulations, and injunctions that are in writing and in effect as of the date hereof and as of the Closing Date that relate to (A) the prevention, abatement, remediation, or elimination of pollution; (B) the protection of the environment; (C) the protection of persons or property from actual or potential exposure (or the effects of exposure) to an actual or potential spill or release of a Hazardous Substance or petroleum or produced brine; or
         (D) the manufacture, processing, production, gathering, transportation, importation, use, treatment, storage, or disposal of a Hazardous Substance or petroleum or produced brine. "Environmental Law" includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Solid Waste Disposal Act ("SWDA"), the Toxic Substance Control Act ("TSCA"), the Hazardous Materials Transportation Act ("HMTA"), the Federal Water Pollution Control Act ("FWPCA"), and any similar law, regulation or requirement of any Governmental authority or agency having jurisdiction over the person, property or activity in question, as such laws, regulations and requirements are in effect as of the date hereof and as of the Closing Date.

             (8) "Hazardous Substance" means a substance, chemical, pollutant, waste, or other material (A) that consists, wholly or in part, of a substance that is regulated as toxic or hazardous to human health or the





                                                     Purchase and Sale Agreement
         environment under an Environmental Law or (B) that exists in a condition or under circumstances that constitute a violation of an Environmental Law. "Hazardous Substance" includes any "hazardous substance" under CERCLA, any "hazardous chemical" under the Occupational Safety and Health Act ("OSHA"), any "hazardous material" under HMTA, any "hazardous chemical substance" under FWPCA, any "hazardous waste" under RCRA; provided, however, that the term shall not include naturally occurring substances at levels equal to or below background.

         (j) Except as set forth on Schedule 3.1(j), no filing or registration with, and no permit, authorization, consent, or approval of, any Government or any third party is necessary for consummation by Seller, AEM, or AEC of the transactions contemplated by this Agreement and the Related Agreements except (1) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (2) all rights to consent by, required notices to, filings with, and other actions by Governments in connection with the change of ownership or control of an interest in Governmental oil and gas leases that are customarily obtained after such change of ownership or control.

         (k) Except as set forth on Schedule 3.1(k)(1), no funds attributable to any of the Interests for periods after the Effective Time are being held by any oil and gas purchaser or other person in suspense accounts or otherwise, except such funds that are being disbursed in the ordinary course of business. Schedule 3.1(k)(2) is a true and correct list as of August 23, 1995 of all amounts held by Seller in suspense accounts or otherwise relative to the Interests for the benefit or account of any other person. Seller shall supplement such Schedule 3.1(k)(2) as of five (5) days prior to the Closing Date.

         (l) Seller maintains insurance on and bonds with respect to the Interests covering such risks and with such deductible amounts as are consistent with oil and gas industry practice, and Seller shall provide Buyer with copies of certificates of insurance and bonds at least ten days prior to Closing. Schedule 3.1(l) contains a listing of all such insurance policies and bonds and specifies for each policy and bond the expiration date, coverage limits, deductibles, and underwriter.

         (m) Except as set forth on Schedule 3.1(m), Seller has, with respect to Operated Interests, and to Seller's Knowledge, all operators of Nonoperated Interests have, no Contracts involving the purchase or sale of Production that require a dedication of Production for a term in excess of one (1) month that are not terminable without penalty or other liability at the sole discretion of Seller upon not more than one (1) month's notice, except for commitments under operating agreements. Seller is not obligated under any take-or-pay, prepayment, call on production, or similar arrangement to sell or dispose of any Production without receiving current payment therefor.





                                                     Purchase and Sale Agreement

         (n) Except as set forth on Schedule 3.1(n) and in the Contracts described in Section 3.1(m) (other than those set forth in Schedule 3.1(m)) and in joint operating agreements entered into in the normal course of business, the Interests are not subject to (1) any instrument, agreement or other Contract evidencing or related to indebtedness for borrowed money; or
    (2) any Contract in which the amount involved exceeds $50,000 or the remaining term, including any delivery obligation, exceeds one (1) year ("Material Contracts"). All of the existing Contracts solely between Seller and any of its affiliates with respect to sales, services or support to any of the Interests or operations on the Interests are as set forth on
    Schedule 3.1(n), all of which contracts shall terminate except for such Contracts (i) referred to in Section 9.7(g) or (ii) otherwise indicated on
    Schedule 3.1(n) to survive Closing. All Material Contracts are to Seller's Knowledge in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and other laws for the protection of creditors and the application of general principles of equity; Seller is not, with respect to Operated Interests and, to Seller's Knowledge all operators of Nonoperated Interests are not in material breach or default with respect to any of its obligations pursuant to any such Material Contract; all payments (including, without limitation, valid calls for advance payment under unit or operating agreements) due by Seller thereunder have been made by Seller; to Seller's Knowledge, no other party to any Material Contract is in breach or default with respect to any of its obligations thereunder to the extent such breach or default would have a material adverse impact on Seller or any of the Interests; and neither Seller nor, to Seller's Knowledge, any other party to any Material Contract has given notice of any action to terminate, cancel, rescind, or procure a judicial reformation of a Material Contract or any provision thereof. Except as set forth on Schedule 3.1(n), no Contracts to which Seller is a party or a successor-in-interest and to which Buyer will be subject after the Effective Time contain any provision that prevents Buyer from owning, managing, and operating the Interests in accordance with Seller's past practices.

         (o) Seller's total net aggregate underproduction as of the Effective Time after deduction of volumes attributable to taxes, royalties, overriding royalties and other burdens payable out of Production (i.e. the total of all underproduction less the total of all overproduction) related to the Operated Interests and, to Seller's Knowledge, the Nonoperated Interests under applicable gas balancing agreements, oil-lifting agreements, co-tenancy arrangements, and other instruments, agreements, and arrangements is 2,897,181 MCF for which information has been provided to Buyer.

         (p) Except to the extent set forth on Schedule 3.1(p), to Seller's Knowledge, no Well is subject to material penalties on allowables because of any overproduction or any other violation of Applicable Law, which would have a material adverse effect on any of the Wells. Except for the Wells listed in Schedule 3.1(p), there are no Wells included in the Operated Interests, or to Seller's Knowledge, in the Nonoperated Interests that Seller or the operator of





                                                     Purchase and Sale Agreement
    such Well is currently obligated by Applicable Law, Environmental Law or order of any Government to plug and abandon within a time certain or that Seller has shut-in or temporarily abandoned.

         (q) With respect to the Operated Interests, and to Seller's Knowledge with respect to the Nonoperated Interests, all Equipment and Facilities necessary to operate the Leases, the Wells and the Gas Plants have been maintained in a state of repair consistent with prevailing oil and gas
    industry practices.   Since July 1, 1995, Seller has not, and to Seller's
    Knowledge, all operators of Nonoperated Interests and other owners of interests in the Leases, Wells, and Gas Plants have not, removed any of the Equipment and Facilities (whether or not idle) from the Leases, Wells, or Gas Plants, except in the ordinary course of business.

         (r) Except as set forth on Schedule 3.1(r), Seller has not executed and is not otherwise contractually bound by any authority for expenditure with respect to any Interest under any operating agreement, unit operating agreement, or other similar agreements that will obligate Seller or Buyer to pay, after the Effective Time, more than $25,000 for a single project, operation, or expenditure. Except as set forth on Schedule 3.1(r), with respect to authorizations for expenditure relating to any Interest, which were executed on or after January 1, 1995 and obligate Seller or Buyer to pay more than $25,000, (i) there are no outstanding calls under such authorizations for expenditures for payments which are due or which Seller has committed to make which have not been made; (ii) there are no material operations with respect to which Seller has become a non-consenting party where the effect of such non-consent is not disclosed on Exhibit A-2; and
    (iii) there are no commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

         (s) To Seller's Knowledge, Schedule 3.1(s) contains a true and correct list identifying (1) all Data displaying seismic information to which Seller has the unrestricted right to convey an interest to a third party or to which Seller has the unrestricted right to permit a third party to utilize ("Proprietary Data") and (2) all other Data displaying seismic information relating to the Interests ("Third Party Data"), provided, however, Schedule 3.1(s)(2) shall be delivered within 20 days of the date hereof. At Closing, Seller has no further right to any Proprietary Data, or Third Party Data which has been assigned or licensed to Buyer.

         (t) Except as set forth in Schedule 3.1(t), (i) there are no contractual obligations to engage in continuous development operations in order to maintain any producing Lease in force; (ii) there are no provisions applicable to the Leases which increase the royalty percentage of the lessor thereunder (other than sliding scale royalties under federal leases); and (iii) the Leases do not have terms (other than primary terms) fixed by a certain number of years.





                                                     Purchase and Sale Agreement

         (u) All (1) ad valorem, property, production, severance, and other similar taxes and assessments on the Interests based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds from the hydrocarbons and (2) personal property, sales, use, transfer, excise, income (federal, state, local, and foreign), capital stock, employees' withholding, social security, and other taxes and levies relating to the Interests for all years before 1995 have been paid, and all such taxes, assessments, and levies that become due and payable before Closing shall be paid, by Seller; except for such matters identified on
    Schedule 3.1(u) that Seller is contesting in good faith by appropriate action.

         (v) Except as disclosed in Schedule 3.1(v), no Interest is subject to, or considered to be held by, any partnership for federal income tax purposes, including tax partnerships under joint operating agreements.

         (w) Except for the Leases, Wells and Gas Plants (the representation and warranty for which is set forth above and in Section 5 below) and as otherwise disclosed in the Schedules, the Seller is the owner of all Interests included on Exhibit A, which Interests are reflected on the June 30, 1995 Balance Sheet or were acquired by the Seller after such date, except for Equipment and Facilities scrapped or salvaged after such date in the ordinary course of business and for acquisitions, sales, swaps, renewals and other dispositions of the type that have not materially adversely affected the value of the Interests. Except as disclosed in the Schedules, all such Interests are free and clear of any liens or encumbrances, except Permitted Encumbrances (as defined in Section 5.1(c)).

         (x) Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

         (y) To Seller's Knowledge, with respect to Netherland, Sewell & Associates, Inc. and DeGolyer and MacNaughton (the "Engineers") in connection with their preparation of their respective reports dated February 21, 1995 as of January 1, 1995 and February 28, 1995 as of December 31, 1994, respectively, the information and data furnished by Seller were true and correct in all material respects. To Seller's Knowledge, no fact or circumstance has occurred since the dates of such reports that should reasonably cause Seller to conclude that there has been any material adverse change, in the aggregate, in Seller's reserves, otherwise than from normal depletion by subsequent production or general economic conditions in the oil and gas industry.

         (z) Seller has been and is, with respect to Operated Interests, and to Seller's Knowledge, all operators of Nonoperated Interests have been and are, in material compliance with OSHA and all related regulations other than such instances of noncompliance that do not have an adverse effect on an Interest in excess of $15,000. There are no Actions seeking money damages, injunctive relief, remedial action, penalties, or any other remedy for which Seller has received written notice, or, to Seller's Knowledge, threatened against Seller or





                                                     Purchase and Sale Agreement
    to Seller's Knowledge the Interests and relating to the violation of, liability under, or noncompliance with OSHA other than such Actions that do not have an adverse affect on an Interest in excess of $15,000.

         (aa) Except as set forth on Schedule 3.1(aa), since July 1, 1995, the Operated Interests and, to Seller's Knowledge, the Nonoperated Interests have been operated in accordance with standard oilfield practices.

         (bb) Consummation of the transactions contemplated by this Agreement and the Related Agreements does not require any approval or compliance with nor result in the violation of the Federal Power Act, as amended (the "FPA") or Public Utility Holding Company Act of 1935, as amended ("PUHCA").

         (cc) Seller has delivered to Buyer the unaudited historical
    December 31, 1994 Balance Sheet (the "December 31, 1994 Balance Sheet") and unaudited historical June 30, 1995 Balance Sheet (the "June 30, 1995 Balance Sheet," together with the December 31, 1994 Balance Sheet, the "Balance Sheets"), and the unaudited historical statement of operating revenue and direct expenses of the business of Seller (the "Business") covering each year in the three year period prior to December 31, 1994 and the six month period ended June 30, 1995 (collectively, the "Financial Statements"). The December 31, 1994 Balance Sheet presents fairly the financial position of the Business as of December 31, 1994. The remaining Financial Statements present fairly the operating revenue and direct expenses for the periods covered. To the Knowledge of the Seller, Seller did not have, as of the date of each of the Balance Sheets, except to the extent reflected, any material unrecorded liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet.

         (dd) The payout balances with respect to any of the Interests that are subject to future change on account of reversionary interests, non-consent penalties or similar agreements or arrangements set forth on
    Schedule 3.1(dd) are correct as of the dates shown on such statements.

         (ee) To Seller's Knowledge, all payments of any kind required to be made by Seller to third persons or any affiliate of Seller under any Contract or otherwise with respect to the Interests and attributable to the period after the Effective Time have been properly and timely paid, except for any such payments (i) which are being contested in good faith by appropriate action or (ii) which do not exceed, in the aggregate, $100,000.

         (ff) Except as set forth in Schedule 3.1(ff), from the Effective Time through the date hereof, Seller:

             (1) has maintained and operated the Operated Interests as a reasonably prudent operator consistent with prevailing oil and gas industry practice;





                                                     Purchase and Sale Agreement

             (2) has used reasonable efforts consistent with Seller's past practices to cause the Nonoperated Interests to be maintained and operated in a good and workmanlike manner and in substantially the same manner as theretofore operated;

             (3) has maintained books of account and records with regard to the Interests in accordance with Seller's past practices;

             (4) has paid timely its share of all costs and expenses attributable to the Interests, except for such costs and expenses that Seller was contesting in good faith by appropriate action;

             (5) has not entered into any material agreements with respect to any Interest, including any agreement affecting Production, not terminable without penalty or other liability upon one (1) month's notice or less, and has not amended or terminated any material existing agreements relating to the Interests;

             (6) except in the ordinary course of business consistent with past practices, has not encumbered, sold, or otherwise disposed of any Lease, Well, Gas Plant or the Houston Office since the Effective Time;

             (7) has not encumbered, sold, or otherwise disposed of any Equipment and Facilities since the Effective Time, except in the ordinary course of business and consistent with past practice;

             (8) has sold or otherwise disposed of, but has not otherwise encumbered, Buyer's Production in the ordinary course of business and consistent with past practice except as otherwise directed by Buyer, and has performed all accounting, royalty disbursement, and reporting requirements, as applicable, related thereto for such Buyer's Production;

             (9) has not participated in the drilling of any new well on or relating to the Interests;

             (10) has not taken any action that is reasonably expected to result in any termination of a Lease;

             (11) has not failed to take any action that is reasonably expected to maintain a Lease;

             (12) has not entered into or assumed, since the Effective Time, any commitment that involves payments, receipts, or potential liabilities with respect to the Interests of more than $25,000, excluding emergency expenditures and a commitment terminable in one
         (1) month or less regarding the sale of Buyer's Production; and





                                                     Purchase and Sale Agreement

             (13) has not canceled, released, or waived any debt, claim, or right of value relating to the Interests, which, in the aggregate, exceeded $25,000.

    3.2 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES OF SELLER. THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, AND SELLER HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION (I) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, (II) ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY EXPRESS OR IMPLIED WARRANTY AS TO CONDITION, OR (IV) ANY EXPRESS OR IMPLIED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

    3.3 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

         (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is duly qualified to carry on its business in each state where the nature of its business requires qualification. Schedule 3.3(a) lists each jurisdiction where Buyer is qualified to do business.

         (b) Buyer has all requisite corporate power and authority to carry on its business as presently conducted, to execute and deliver this Agreement and the Related Agreements, to purchase the Interests on the terms of this Agreement, and to perform its other obligations under this Agreement and the Related Agreements.

         (c) The execution, delivery, and performance of this Agreement and the Related Agreements, and the consummation of the Acquisition and the transactions contemplated hereunder and thereunder:

             (1) have been duly and validly authorized by all requisite corporate action (including any necessary shareholder approval) of Buyer and Apache Marketing, Inc. ("AMI");

             (2) do not and will not violate, conflict with or require the consent of any person under any provision of Buyer's or AMI's certificate of incorporation or bylaws;

             (3) do not and will not, except as set forth on Schedule 3.3(c), violate, conflict with, constitute a default under, accelerate, or permit the acceleration of any obligation, or require consent under any mortgage, indenture, loan, credit agreement, or other instrument or agreement





                                                     Purchase and Sale Agreement
         evidencing indebtedness for borrowed money, or any other agreement or instrument to which Buyer or AMI is a party, or by which Buyer or AMI or any of their assets are bound;

             (4) do not and will not violate any Applicable Law or, except for the HSR Act, requirements under federal, state and foreign securities laws in connection with Section 7.2(g) and routine Governmental consents typically received after the consummation of transactions of the nature of the Acquisition, require the consent of any Government.

         (d) This Agreement has been duly executed and delivered by Buyer. This Agreement is and, upon execution and delivery thereof, the Related Agreements, instruments, agreements, and other documents required to be executed and delivered by Buyer and AMI under Section 7.1(f) shall be the legal, valid, and binding obligations of Buyer and AMI, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and similar laws for the protection of creditors and the application of general principles of equity.

         (e) Except as provided in Schedule 3.3(e), Buyer has received no written notice of any Action and, to Buyer's Knowledge, no Action is threatened, which might in any way impede the consummation of the Acquisition or the transactions contemplated by the Related Agreements.

         (f) No filing or registration with, and no permit, authorization, consent, or approval of, any Government or any third party has to be obtained by Buyer or AMI for consummation of the transactions contemplated by this Agreement and the Related Agreements except as may be required under the HSR Act, federal, state and foreign securities laws in connection with Section 7.2(g) and routine Governmental consents typically received after the consummation of transactions of the nature of such transactions.

         (g) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated herein for which Seller shall have any responsibility whatsoever.

         (h) The Interests to be acquired by Buyer under this Agreement are being acquired by it for its own account for investment purposes and not for distribution within the meaning of any securities law.

         (i) Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Interests, and the value thereof.

         (j) Buyer (i) will have received as of the Closing Date (to the extent required by Applicable Law) all federal approvals required for the transfer of those Leases which are situated on the outer continental shelf and administered





                                                     Purchase and Sale Agreement
    by the Minerals Management Service of the United States Department of the Interior pursuant to the regulations promulgated under the Outer
    Continental Shelf Lands Act, 43 U.S.C. Section  1331 et seq., as amended,
    (ii) will have complied with as of the Closing Date (to the extent required by Applicable Law) all necessary governmental bonding requirements arising from its ownership of the Interests, (iii) will qualify as of the Closing Date as a foreign corporation (to the extent required by Applicable Law) in any jurisdiction necessary for Buyer to own and operate the Interests and
    (iv) will have, as of the Closing Date, obtained all third party consents or authorizations, if any, necessary to purchase, own and operate the Interests other than such consents and authorizations required to be obtained by Seller.

         (k) Buyer has delivered to Seller true and complete copies of Buyer's Annual Report on Form 10-K/A for the year ended December 31, 1994, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (with all amendments), its Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (with all amendments) (other than exhibits) and any Form 8-K filed since the quarter ended December 31, 1994 (the "Buyer SEC Filings"). The Buyer SEC Filings did not as of the date they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.   COVENANTS AND AGREEMENTS.

    4.1 COVENANTS AND AGREEMENTS OF SELLER. Seller covenants and agrees with Buyer as follows:

         (a) During the period beginning on the date hereof and until the Closing Date (the "Post-Signing Period"), Seller will make available to Buyer for examination at a location designated by Seller, all Data, including all title information, production information, corporate, partnership and personnel records, accounting files, production files, litigation files, land files, lease files, well files, division order files, contract files, marketing files, and other information relating to the Interests, except as prohibited by Applicable Laws, legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party. Subject to the consent and cooperation of operators and other third parties, Seller will, at Buyer's expense, assist Buyer in Buyer's efforts to obtain such additional information about the Interests as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party; provided, however, that such access will not be required to the extent it would operate to cause the waiver of any attorney-client, work product or like privilege.

         (b) Seller shall, with respect to the Operated Interests, or in the case of any Nonoperated Interest, shall use its best reasonable efforts to cause the





                                                     Purchase and Sale Agreement
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
    operator thereof to, permit Buyer's authorized representative to conduct, at Buyer's sole risk and expense, on-site inspections of the Interests. In connection with Seller's granting such access, Buyer agrees to indemnify, defend, and hold harmless Seller, its employees, agents, contractors and all other representatives ("Seller's Representatives") from and against all claims, losses, damages, demands, suits, costs, expenses, liabilities and sanctions of every kind and character, including reasonable attorneys' fees, court costs and costs of investigation arising from or related to the activities of Buyer, its contractors, agents, representatives, or employees on the Interests, other than to the extent resulting from Seller's or Seller's Representatives' negligence or misconduct.

         (c) During the Post-Signing Period, Seller agrees, unless Buyer otherwise agrees in writing or unless Seller is presently obligated otherwise pursuant to a binding contractual obligation disclosed on
    Schedule 4.1(c), which Schedule shall be provided within 10 days of the date hereof:

             (1) to maintain and operate the Operated Interests as a reasonably prudent operator consistent with prevailing oil and gas industry practices;

             (2) to use reasonable efforts consistent with Seller's past practices to cause the Nonoperated Interests to be maintained and operated in a good and workmanlike manner and in substantially the same manner as heretofore operated;

             (3) to maintain books of account and records with regard to the Interests in accordance with Seller's past practices;

             (4) to use best reasonable efforts to pay timely its share of all costs and expenses attributable to the Interests, except for such costs and expenses that Seller is contesting in good faith by appropriate actions;

             (5) not to enter into any material agreements with respect to any Interest, including any agreement affecting Production, not terminable without penalty or other liability upon one (1) month's notice or less, and not to amend or terminate any material existing agreements relating to the Interests;

             (6) not to encumber (other than Permitted Encumbrances), sell, or otherwise dispose of any Lease, Well, or Gas Plant during the Post-Signing Period;

             (7) not to encumber, sell, or otherwise dispose of any Equipment and Facilities during the Post-Signing Period, except in the ordinary course of business and consistent with past practice;

             (8) to sell or otherwise dispose of, but not otherwise encumber, Buyer's Production in the ordinary course of business and consistent with past practice except as otherwise directed by Buyer, and to perform all





                                                     Purchase and Sale Agreement
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
         services, including accounting, royalty disbursement, and reporting requirements related thereto for such Buyer's Production;

             (9) not to participate in the drilling of any new well on or relating to the Interests or to fail to participate in operations on or relating to the Interests proposed by other parties without the advance written consent of Buyer, which consent or nonconsent must be given by Buyer within three (3) business days (unless earlier response is required by applicable contract) of the receipt of written notice from Seller, but if Buyer fails to respond, Buyer shall be deemed to have not consented;

             (10) not to take any action that is reasonably expected to result in any termination of a Lease;

             (11) not to fail to take any action that is reasonably expected to maintain a Lease;

             (12) not to enter into or assume any commitment that involves payments, receipts, or potential liabilities with respect to the Interests of more than $25,000, excluding emergency expenditures and a commitment terminable in less than one (1) month regarding the sale of Buyer's Production during the Post-Signing Period;

             (13) not to cancel, release, or waive any debt, claim, or right of value relating to the Interests, which, in the aggregate, exceed $10,000; and

             (14) if any approval or consent by any Government or third party is required to vest Defensible Title (as defined in Section 5.1(a)), or ownership, as applicable, to any Interest in Buyer at Closing, exercise its best reasonable efforts, as reasonably requested by Buyer, to obtain all such required approvals or consents before Closing, at Buyer's expense for any Government, and at Seller's expense for any third party;

provided, however, Seller agrees that any obligation or matter disclosed on
Schedule 4.1(c) shall not, unless Buyer has otherwise agreed, be deemed (i) a waiver by Buyer of any adjustment to the Purchase Price or (ii) the acceptance by Buyer of any liability or obligation described therein and shall be subject to the option of Buyer to reduce the Purchase Price.

         (d) Seller shall promptly notify Buyer, if, during the Post-Signing Period, Seller receives notice of any Action of the type referred to in Sections 3.1(f) or 3.1(i), but not listed on Schedules 3.1(f) or 3.1(i), or any material adverse change in the status of any Action described in Schedules 3.1(f) or 3.1(i).

         (e) Seller shall cooperate with Buyer and use best reasonable efforts to assist Buyer in obtaining the votes or consents necessary for Buyer to succeed Seller as operator of all Operated Interests.





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
         (f) Seller shall use its best reasonable efforts to obtain the consents and waivers referred to in Section 1.3(p) or listed on Schedules 3.1(d) and 3.1(j) before Closing, and, upon Buyer's request and at Buyer's cost, for Third Party Data listed on Schedule 3.1(s)(2), including access to such Data.

         (g) Prior to the Closing Date or until termination of this Agreement, Seller shall not, without the prior written approval of Buyer, directly or indirectly solicit or initiate inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning, any merger, consolidation, share exchange, business combination, or other similar transaction (other than the Acquisition), or any sale, lease, transfer, or other disposition of all or substantially all of the assets of Seller, including the Interests, or any acquisition by any person or group of the beneficial ownership of 10% or more of any class of capital stock of Seller; and Seller shall cause its officers, directors, agents, subsidiaries, and affiliates to refrain from doing any of the above, and will notify Buyer immediately if any such inquiries or proposals are received by, or any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Seller or any of its officers, directors, agents, subsidiaries, or affiliates.

         (h) Seller shall not assign, market or transfer or otherwise utilize, except in the ordinary course of business, Proprietary Data or Third Party Data.

         (i) Seller shall be responsible for any required notifications under the Worker Adjustment and Retraining Notification Act to employees, and Seller shall indemnify and hold harmless Buyer from and against any liability under such Act arising from failure to comply with such Act.

         (j) Seller shall use its best reasonable efforts to gather and transport gas from the Wells in the same manner and for the same consideration as such gathering and transportation was done during the period prior to the Effective Time.

         (k) During the period from the date hereof through 2 years after the Closing, Seller shall, at Buyer's expense, use its best reasonable efforts to provide Buyer financial and other data as may be required by securities laws applicable to Buyer. Buyer shall hold such information confidential except as required by law.

         (l) Seller shall use its best reasonable efforts to cause Buyer to be named as an additional insured on each of the insurance policies maintained by Seller with respect to the Interests effective retroactively, if possible, to the Effective Time, and for which Buyer shall be provided notice prior to cancellation of such insurance, provided that any additional premiums or charges incurred in connection therewith (if any) shall be paid by Buyer. No such coverage afforded to Buyer, however, shall give rise to subrogation rights of any third party against Seller. Any amounts recovered by Buyer pursuant to





                                                     Purchase and Sale Agreement
    such insurance coverage (net of Buyer's reasonable actual out-of-pocket costs and expenses of collection) with respect to any matter for which Seller is otherwise obligated to indemnify or reimburse Buyer hereunder shall be credited towards the satisfaction of the applicable maximum payment obligations of Seller set forth in Sections 5, 6 and 9 hereof, as the case may be; provided that other than as set forth in Section 9.7(d) nothing in this Agreement shall be interpreted as limiting Buyer's rights to recover under such insurance coverage, other than the terms of such insurance policy.

    4.2 COVENANTS AND AGREEMENTS OF BUYER. Buyer covenants and agrees with Seller that:

         (a) Buyer shall, subject to the applicable terms of existing operating agreements, take over operations of Operated Interests as of 7:00 a.m. local time at the Leases and Wells on the Closing Date. Upon taking over operations, Buyer will have posted all necessary state, federal, and local bonds (or shall make such other arrangements as permitted by Applicable
    Laws) and shall assist Seller in having Seller's existing bonds released, or in the alternative, having the Wells operated by Buyer released from Seller's existing bonds.

         (b) Notwithstanding the terms of the Confidentiality Agreement dated April 18, 1995 between Buyer and AEC, during the Post-Signing Period, the Buyer shall interview all regular full time employees of the Seller who complete Buyer's Application for Employment ("Employees"). Buyer shall have the right, but not the obligation, to offer employment to and hire any such Employees. Buyer agrees that it shall give the Seller notice by September 25, 1995 of all the Employees of the Seller that the Buyer intends to offer employment to and hire. If Buyer hires any Employees, the terms of employment shall be at the Buyer's discretion; provided, however, that Buyer shall provide such Employee the employee rights, benefits, and other arrangements that are provided to other employees of Buyer on substantially the same terms.

         (c) As soon as practicable, but in no event more than five (5) business days after the date of this Agreement, Buyer will file with the Securities and Exchange Commission (the "SEC") a registration statement relating to Buyer's securities (the "Registration Statement") and the condition of Closing contained in Section 7.2(g). Buyer agrees to use its best reasonable efforts to respond to any comments of the SEC and to promptly select underwriters to market the securities. Subject to the occurrence of (i) any legal requirements which, in the opinion of Buyer's counsel, would require a delay in the offering, (ii) Buyer's sole determination, after consultation with Buyer's underwriter, that the then-current market is not favorable to such offering or (iii) Buyer's reasonable determination that this Agreement will be terminated as a result of Seller's inability to fulfill Seller's Conditions or that the conditions in Section 7.1(b) and (c) or Section 7.2(b) and (c) will not be satisfied ("Non-Marketing Events"), Buyer agrees to use its best reasonable efforts to (x) execute an underwriting agreement covering the securities and (y) cause the Registration Statement to





                                                     Purchase and Sale Agreement
    be declared effective. Subject to any Non-Marketing Events, Buyer agrees to instruct the underwriters to proceed with the offering as expeditiously as possible. Buyer agrees to use its best reasonable efforts to notify Seller of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments of or supplements to the Registration Statement and further to use its best reasonable efforts to notify Seller of any effectiveness of the Registration Statement.

         (d) At the Closing, Buyer shall cease to use any trademarks, symbols, or trade names containing "Aquila," "Aquila Energy Resources," "PSI," "UtiliCorp," "UtiliCorp United" or any other similar or related derivations or use or applications of such trademarks, symbols or trade names, as well as the four prong UtiliCorp logo associated with Seller. Notwithstanding anything to the contrary herein, Buyer shall have ninety (90) days after the Closing Date to remove, replace, cover, or paint over any identifications and signs.

         (e) Subject to the provisions of Section 6 of this Agreement, Buyer hereby assumes and agrees to pay, perform and discharge all liabilities and obligations to properly plug and abandon all Wells and remove all related Equipment and Facilities now or hereafter located on the Interests and clean up and restore the Interest (including all obligations to clean, close and abandon all pits and impoundments) in accordance with applicable laws (regardless of whether any such obligation to plug, abandon, remove, clean up and restore is attributable to periods of time prior to or after the Effective Time); except to the extent, however, that any such liabilities and obligations are attributable to the failure by Seller to properly plug and abandon (in accordance with Applicable Laws and Environmental Laws) any Wells located on the Interests that (i) have been plugged and abandoned by Seller prior to the Effective Time, or (ii) any wells permanently abandoned by Seller prior to the Effective Time, for which clauses (i) and (ii) Seller retains liability.

         (f) Buyer waives any and all requirements of any bulk sales law applicable to the Acquisition, provided however, that Seller agrees to indemnify and hold Buyer harmless from any and all claims, damages or losses sustained by Buyer as a result of any non-compliance with any applicable bulk sales law.

    4.3 MUTUAL COVENANTS AND AGREEMENTS. Buyer and Seller agree that each will:

         (a) file, or cause to be filed on its behalf, all necessary filings and notifications under the HSR Act, including any required additional information or documents, as soon as practicable; and

         (b) cooperate with the other and use its best reasonable efforts, to:

             (1) procure upon reasonable terms and conditions all necessary consents and approvals to the Acquisition, this Agreement and the Related Agreements,





                                                     Purchase and Sale Agreement

             (2) complete all necessary filings, registrations, and certificates,

             (3) satisfy all requirements prescribed by Applicable Law and Environmental Law for, and all conditions to, the consummation of the Acquisition and the transactions contemplated hereby and in the Related Agreements, and

             (4) effect the Acquisition and the transactions contemplated hereby and in the Related Agreements.

Notwithstanding the foregoing, Section 4.3 shall not modify Buyer's obligations and rights under Section 4.2(c).

    4.4 ACKNOWLEDGEMENT AGREEMENT. Buyer and Seller acknowledge that Buyer is negotiating and executing this Agreement and is acting on behalf of itself and certain of its subsidiaries. Accordingly, Seller acknowledges that Buyer may request Seller to convey directly to certain of Buyer's subsidiaries title to certain of the Interests, which Seller shall so convey pursuant to the terms of this Agreement.

    4.5   TAX MATTERS.

         (a) Like-Kind Exchange. Buyer and certain of its subsidiaries, including MW Petroleum Corporation and Apache Energy Resources Corporation (the "Exchanging Subsidiaries") desire to exchange other property of like-kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code") and the Regulations promulgated thereunder, for the property which is the subject of this Agreement. In order to effect such an exchange, Buyer and each of its subsidiaries, including such Exchanging Subsidiaries, expressly reserve the right to assign their rights, but not their obligations, hereunder to a Qualified Intermediary as provided in Treasury Regulation Section 1.1031(k)-1(g)(4) on or before the Closing Date, and Seller hereby agrees to recognize any such assignment. Notwithstanding any other provision of this Agreement, such an assignment shall not require prior written consent from Seller. Seller shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the property which is the subject of this Agreement and Buyer shall indemnify and hold Seller harmless from and against all claims, expense, loss and liability, if any, resulting from Buyer's, its subsidiaries or any Exchanging Subsidiaries participation in such an exchange.

         (b) Payment and Apportionment of Real Property Taxes and Personal Property Taxes. With respect to Taxes:

             (1) Real and Personal Property Taxes. All ad valorem taxes, real property taxes and personal property taxes ("Real and Personal Property Taxes") for the year in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. Seller





                                                     Purchase and Sale Agreement
         shall be liable for the portion of such Real and Personal Property Taxes based upon the number of days in the year occurring prior to the Effective Time, and Buyer shall be liable for the portion of such taxes based upon the number of days in the year occurring on and after the Effective Time. For any year in which an apportionment is required, Buyer shall file all required reports and returns incident to these taxes and shall remit to the appropriate taxing authorities all such taxes assessed for the year in which the Effective Time occurs that are not paid by Seller as of the Closing Date. Seller shall pay to Buyer, at the time of Buyer's remittance, Seller's share of such taxes to the extent such amounts were not credited to Buyer in calculating adjustments in the Purchase Price in Sections 2.3 or 9.1 (the "Adjusted Purchase Price").

             (2) Liability and Right to Purchase Claims. Seller shall retain liability for all adjustments, examinations or claims relating to taxes that are paid by Seller and that are allocated to Seller pursuant to this Section 4.5. Buyer shall retain liability for all adjustments, examinations or claims relating to taxes that are paid by Buyer and that are allocated to Buyer pursuant to this Section 4.5. Seller shall administer and defend any examination, claim or adjustments, including the claims listed on Schedule 3.1(u), arising in connection with taxes to be paid by Buyer but which are allocated to Seller pursuant to this Section 4.5.

         (c) Other Taxes. All excise, production, severance, gross receipts, conservation, marginally producing oil and gas (MPOG) fee, Kiowa Indian Tribe of Oklahoma oil and gas severance and other similar taxes relating to production of hydrocarbons attributable to the Interests prior to the Effective Time shall be allocated to Seller, and all such taxes relating to Buyer's Production on or after the Effective Time shall be allocated to Buyer. Buyer shall file any reports or returns not filed as of the Closing, and shall remit to the proper taxing authorities any such taxes allocated to Seller, but not paid as of the Closing. Seller shall pay Seller's share of such taxes at the time Buyer remits such taxes to the extent such amounts were not credited to Buyer in the Adjusted Purchase Price.

         (d) Sales Taxes. The Purchase Price does not include any sales taxes or other transfer taxes imposed in connection with the sale of the Interests. Buyer shall pay any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fee, and real estate transfer stamps or taxes imposed on the transfer of the Interests pursuant to the Agreement. If Buyer is of the opinion that it is exempt from the payment of any such sales tax or other transfer tax, Buyer shall furnish to Seller the appropriate tax exemption certificate.

         (e) Tax Proceedings. In the event Buyer or any of Buyer's affiliates receives notice of any examination, claim, adjustment or other proceeding relating to the liability for taxes of or with respect to Seller for any period Seller is or may be liable under Section 4.5(b)(2), Buyer shall notify Seller in writing





                                                     Purchase and Sale Agreement
    within thirty (30) days of receiving notice thereof. As to any such taxes for which Seller is or may be liable under Section 4.5(b)(2), Seller shall, at Seller's expense, control or settle the contest of such examination, claim, adjustment, or other proceeding, and shall indemnify Buyer against all losses, damages, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, and any related expenses in connection therewith. In the event Seller or any of Seller's affiliates receives notice of any examination, claim, adjustment, or other proceeding relating to the liability for taxes of or with respect to Buyer for any period Buyer is or may be liable under Section 4.5(b)(2), Seller shall notify Buyer in writing within thirty (30) days of receiving notice thereof. As to any such taxes for which Buyer is or may be liable under
    Section 4.5(b)(2), Buyer shall, at Buyer's expense, control or settle the contest of such examination, claim, adjustment, or other proceeding, and shall indemnify Seller against all losses, damages, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, and any related expenses in connection therewith. The Parties shall cooperate with each other and with their respective affiliates in the negotiations and settlement of any proceeding described in this Section
    4.5. Each Party shall provide, or cause to be provided, to the other Party necessary authorizations, including powers of attorney, to control any proceeding which such Party is entitled to control.

         (f) Purchase Price Allocation. The allocation of Purchase Price in accordance with Exhibit A is intended to comply with the allocation method required by Section 1060 of the Code. Buyer and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and regulations thereunder, including without limitation the filing by Buyer and Seller of an IRS Form 8594 with their federal income tax returns for the taxable year in which the Closing occurs. Buyer and Seller agree that each will not take for income tax purposes, or permit any affiliate to take, any position inconsistent with the allocation of Purchase Price prescribed in Section 2.2. Further, Buyer's reasonable allocation of the Purchase Price between real and personal property shall determine the allocation of such matters.

         (g) Tax Partnerships. For each partnership, joint venture or tax partnership to which any of the Interests are subject or considered to be a partnership for federal income tax purposes, Seller shall, at Buyer's election (i) assist Buyer with Seller's best reasonable efforts to cause each partnership, joint venture or tax partnership to elect under Section 754 of the Code to adjust the basis of its Interests with respect to the transfer of the partnership interest, effective for the taxable year of the transfer, or (ii) use its best reasonable efforts to cause the relevant Interest to be conveyed free of such partnership, joint venture or tax partnership. With respect to each such partnership, joint venture or tax partnership of Seller, Seller shall exercise its best reasonable efforts in making available to Buyer all financial and tax data necessary or reasonably helpful to determine whether a Section 754 election would be advantageous to Buyer for the taxable year of the Closing.





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
5.   TITLE MATTERS.

    5.1   DEFINED TERMS.

         (a) "Defensible Title" means, for each Lease or Well, as applicable, such title that:

             (1) is deducible (A) in the case of fee leases, from a review of the records of the applicable county or parish, (B) in the case of federal leases, from a review of records of the applicable office of the Bureau of Land Management or Minerals Management Service, (C) in the case of Indian leases, from a review of the records of the Bureau of Indian Affairs or the applicable tribal records, (D) in the case of state leases, from a review of the records of the applicable state land office or the records of the applicable county or parish, or (E) in the case of state-mandated pooling orders, in the office of the applicable Government;

             (2) for each Lease or Well, as applicable, will entitle Buyer, as Seller's successor in title, to receive not less than the "Net Revenue Interest" set forth in Exhibit A of all Production from the Lease or Well, without reduction, suspension, or termination throughout the productive life of such Lease or Well, except as set forth on Exhibit A attached hereto, and Schedule 3.1(dd) if said reduction, suspension, or termination arises by virtue of a payout, nonconsent, or other similar agreement or arrangement;

             (3) will obligate Buyer, as Seller's successor in title, to bear costs and expenses in an amount not greater than the "Working Interest" set forth in Exhibit A for the Lease or Well, as applicable, without increase for the respective productive life of such Lease or Well, except as set forth on Exhibit A attached hereto, and Schedule 3.1(dd) if said increase arises by virtue of a payout, nonconsent or other similar agreement or arrangement; and

             (4) is free and clear of all Encumbrances (as defined in Section 5.1(b)), except for Permitted Encumbrances.

         (b) "Encumbrance" means a mortgage, deed of trust, lien, security interest, pledge, charge, or burden, in, to, or on the Lease or Well, as applicable, but excluding Permitted Encumbrances.

         (c) "Permitted Encumbrance" means the following, provided that such Permitted Encumbrances do not operate to reduce the Net Revenue Interest or increase the Working Interest with respect to any Well or Lease from the figure set forth on Exhibit A attached hereto, except for increases arising by virtue of a payout, nonconsent or other similar agreement or arrangement as specifically set forth in Exhibit A attached hereto and Schedule 3.1(dd):





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             (1) royalties, overriding royalties, net profits interests, reversionary interests, production payments and other similar obligations and burdens payable out of production;

             (2) rights of reassignment which arise prior to abandonment, surrender, expiration or release in any of the Leases;

             (3) rights to consent by, required notices to, filings with, or other actions by any Government or any other person in connection with the sale or conveyance of any Lease or the assumption of operatorship for any Lease or Well, as applicable, if the same are customarily obtained subsequent to such sale or conveyance and which, if not obtained, do not result in less than Defensible Title with respect to any Well or Lease;

             (4) easements, rights-of-ways, servitudes, permits, surface leases, other rights relative to surface operations (including pipeline operations, grazing, logging, canals, ditches, and reservoirs) and similar rights and conditions, covenants or other restrictions on or over the surface of the Leases or Wells that do not interfere materially with the current operation, value or use of the affected Lease or Well and that do not affect production from the affected Lease or Well;

             (5) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of- way, on, over or in respect to the Leases and Wells that do not interfere materially with the current operation, value or use of the affected Interest and that do not affect production from the affected Lease or Well;

             (6) all leases, subleases, operating agreements (including the non-consent provisions of applicable operating agreements and the elections thereunder and the payout status thereof but only to the extent disclosed on Schedule 3.1(dd)), unit, communitization and pooling agreements, farmout and farmin agreements (including reversionary interests arising under farmout and farmin agreements and the payout status thereof to the extent disclosed on Schedule 3.1(dd)), and Contracts which do not have a material adverse effect on the operation, value or use of any of the Wells or Leases, or result in less than Defensible Title with respect to any Well or Lease;

             (7) all Applicable Laws of any Government, and all rights reserved to or vested in any Government to control or regulate the Leases or Wells in any manner, including, without limitation, any adjustment in the Net Revenue Interest or Working Interest of a particular Lease or Well caused by any action of a Government and with respect to such action, Seller has not received written notice thereof prior to the Closing Date or such action is not the result of any negligent act or omission of Seller or any other party acting as operator of any such Lease or Well;





                                                     Purchase and Sale Agreement
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             (8) liens for all taxes or assessments not yet due or not yet delinquent, or if delinquent, that are beingcontested in good faith by appropriate action brought in the normal course;

             (9) liens imposed by law (such as carriers', warehousemen's and mechanics' liens) and other similar liens, operator liens and working interest owner liens, arising in the ordinary course of business incidental to construction, maintenance or operation of the Interests
         (A) if they have not been filed pursuant to Applicable Law and the time for filing them has expired, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by Applicable Law, or (C) if their validity is being contested in good faith by appropriate action;

             (10) changes in the Net Revenue Interest or Working Interest resulting from non-consent elections under unit, operating or similar agreements made by Buyer or third parties after the Effective Time, but only to the extent set forth on Exhibit A and Schedule 3.1(dd); and

             (11) other minor defects or irregularities in title generally waived by prudent purchasers of oil and gas properties;

provided further that any reference to Well and/or Lease in Sections 5.1(c)(1)
- - (11) above shall be deemed to refer to an "Interest" when the term Permitted Encumbrance is utilized in any provision of this Agreement other than this
Section 5.

         (d) "Title Defect" means anything which causes (i) Seller's title to any Lease or Well to be less than Defensible Title, (ii) Buyer to receive less than the interest in the Gas Plants described on Exhibit A, including, without limitation, as to (i) and (ii): (1) Seller's inability to receive a required consent to assign; (2) Seller's inability to obtain a waiver of maintenance of uniform interest provision; or (3) any fact or circumstance that would cause a Lease not to be in full force and effect; or (iii) Seller not to receive or obtain a required consent to assign to Buyer any Interest by November 30, 1995, such lack of consent shall be deemed to be an automatically timely asserted Title Defect as of November 30, 1995 by Buyer without further action by Buyer; but excluding any matter caused by, through or under Buyer or resulting from Buyer's omissions on or after the Effective Time. A "Title Defect" shall also mean any fact, circumstance, or occurrence that causes any of the following statements to be untrue in any material respect:

             (1) For each Lease:

                 (A) the Lease has been maintained in force and effect
             according to its terms, in compliance with the Contracts to which the Lease is subject;





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                 (B) Seller has paid or caused to be paid all royalties, delay rentals, shut-in royalties, minimum royalties, and other payments due under the Lease;

                 (C) no party to the Lease is in breach or default of its
             obligations under the Lease or the Contracts to which the Lease is subject;

                 (D) no event, fact, or circumstance has occurred that, with the lapse of time, the giving of notice, or both, would constitute a breach of the Lease or the Contracts to which the Lease is subject;

                 (E) neither Seller nor any other party to the Lease has given or hreatened to give notice of an action to terminate, cancel, rescind, or procure a judicial reformation of the Lease or any Contract to which the Lease is subject;

                 (F) other than as set forth on Schedule 3.1(t), there are no obligations to engage in continuous development operations to maintain the Lease in force or to retain all rights to the Lease;

                 (G) other than as set forth on Schedule 3.1(t), no provision of the Lease or any Contract to which the Lease is subject will increase the royalty share of the lessor;

                 (H) no provision of the Lease (except provisions permitting lessor to takeProduction in kind) requires payment of royalties on any basis other than on the basisof market value of production or the proceeds actually received by lessee; and

                 (I) the Seller has obtained all required consents to
             assignment except those constituting "Permitted Encumbrances" under Section 5.1(c)(3).

             (2) Seller is not obligated under a "take-or-pay" arrangement, prepayment arrangement, production payment, gas balancing arrangement, or other similar arrangement to deliver Production, or permit another person to take Production, at any time in the future without then or thereafter receiving full payment for the Production.

In addition, if either of the following statements is true with respect to a Lease, Well, or Gas Plant, Buyer may elect to treat as a Title Defect the fact, circumstance, or occurrence that causes the statement to be true:

             (3) other than as set forth on Schedule 5.1(d)(3), there has been substantial non-compliance with the material Applicable Laws of any Government having jurisdiction over the Interests, resulting in





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
         substantial risk of loss of the Leases, Wells or Gas Plants or the value thereof; or

             (4) other than as set forth on Schedule 5.1(d)(4), an Action exists that will or reasonably may result in loss, diminution, or impairment of Seller's title to any Lease, Well or Gas Plant or the use, operation, or value thereof.

    Notwithstanding anything herein to the contrary, Seller's failure to include on Exhibit A-2 "Probable Only" any depth limitations with respect to any "Reservoir" listed therein for any Well set forth under the heading "Lease Name" shall not be deemed to be less than Defensible Title or form the basis for Buyer's assertion of a Title Defect. Any breach of Section 5 with respect to such Well, except as set forth in the preceding sentence, may be asserted as a Title Defect by Buyer hereunder.

    5.2   TITLE DEFECTS.

         (a) Buyer shall use its best reasonable efforts to notify Seller of each Title Defect as soon as practical after discovery. Buyer shall conclusively be deemed to have waived any Title Defect not asserted on or prior to November 30, 1995, except as otherwise provided in Section 5.3(c). On or prior to November 30, 1995, Buyer shall give Seller notice of all Title Defects which it has the right to assert. Such notice shall be in writing and shall include:

             (1) a description of the Title Defect,

             (2) the Allocated Value of the Lease, Well, or Gas Plant affected by the Title Defect, and

             (3) Buyer's good faith estimate of the Defect Value (as defined below).

    For purposes of this Agreement:

             (i) "Defect Value" shall mean the amount by which the Allocated Value of a Lease, Well, or Gas Plant has been reduced as a result of a Title Defect.

            (ii) "Allocated Value" means the value allocated in Exhibit A to a Lease, Well, or Gas Plant.

         Buyer shall not have the right to object to or assert a Title Defect, other than a Definitive Defect (as defined in Section 5.3 below), which has a Defect Value of $15,000 or less.





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
         (b) Failure by Buyer to assert a Title Defect under Section 5.2(a) shall not limit or affect Buyer's right to invoke the special warranty of title in the Conveyance to the extent it may apply to the Title Defect.

         (c) If, within sixty (60) days after receipt by Seller of a notice from Buyer of a Title Defect which Buyer has the right to assert under
    Section 5.2(a), Seller cures such Title Defect asserted by Buyer to the reasonable satisfaction of Buyer, Seller shall have no further liability to Buyer for that Title Defect.

         (d) If, within sixty (60) days after receipt by Seller of a notice from Buyer of a Title Defect which Buyer has the right to assert under
    Section 5.2(a), Seller does not cure such Title Defect asserted by Buyer to the reasonable satisfaction of Buyer, the Parties shall upon the expiration of such sixty (60) day period elect among the following remedies, if both Parties agree:

             (1) Seller shall pay, at the later of the Final Settlement Date or the expiration of the 60 day cure period for Title Defects, an amount agreed upon by the Parties by which the Allocated Value of the Lease, Well, or Gas Plant has been reduced, subject to the conditions and limitations set forth in Section 5.4, as a Title Indemnity Payment (as hereinafter defined); or

             (2) Seller shall agree in writing to indemnify Buyer on terms and conditions acceptable to Buyer against all losses, expenses and liabilities arising from or related to the Title Defect.

         If the Parties fail to elect to proceed under (1) or (2) above, then the Parties shall submit the dispute as to the Title Defect to arbitration in accordance with Section 11.14, provided, however, Buyer and Seller shall each submit their determination of the Defect Value to the arbitrator, and the arbitrator must accept and award the Defect Value of the prevailing Party, with no ability or authority of the arbitrator to modify the position of the prevailing Party. The liability of Seller with respect to any arbitration award shall be subject to the conditions and limitations set forth in Section 5.3 below.

    5.3   TITLE INDEMNITY PAYMENTS.

         (a) Payments for Title Defects ("Title Indemnity Payments") shall be made by Seller to Buyer consistent with the time frames and terms set forth in Sections 5.2 and 5.3. The amount of the Title Indemnity Payment for a particular Title Defect shall be paid regardless of the amount of Defect Value, if the Defect Value is certain in amount and the Title Defect is a reduction in the Seller's Net Revenue Interest set forth in Exhibit A for Production from any Lease, Well, or Gas Plant, or an increase in the Seller's Working Interest set forth on Exhibit A for any Lease, Well, or Gas Plant (without a corresponding increase in the Net Revenue Interest therefor) which reduction or increase is also certain in amount (a "Definitive Defect"). As to all Title Defects that are





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
    not Definitive Defects ("Non-Definitive Defects"), Seller shall be obligated to make a Title Indemnity Payment only if the individual Title Defect is in excess of $15,000 and then only to the extent that the aggregate Defect Value of all Non-Definitive Defects exceeds a deductible of $500,000 (the "Title Indemnity Deductible"). Seller shall not be liable for any Title Indemnity Payments, other than with respect to Definitive Defects, in excess of $3,500,000 in the aggregate (the "Maximum Title Indemnity Payments"). For purposes of this Section 5, all amounts pertaining to Non-Definitive Defects which are agreed upon under this
    Section 5 (but for the fact that the Title Indemnity Deductible has not been met) shall be counted toward the satisfaction of the Title Indemnity Deductible. In addition, all such agreed upon amounts and such reductions shall, once the Title Indemnity Deductible has been exceeded, be deemed to be Title Indemnity Payments for all purposes under this Agreement, including without limitation for purposes of determining when the Maximum Title Indemnity Payments have been exceeded. For Non-Definitive Defects, the Defect Value shall be the amount necessary to compensate Buyer for the adverse economic effect on the Lease, Well, or Gas Plant, taking into account all relevant factors, including without limitation, the Allocated Value of the Lease, Well, or Gas Plant, the time value of money, the practical and legal effect of the Title Defect, and the amount of reduction in Net Revenue Interest and/or increase in the Working Interest of the affected Lease or Well. For all purposes under this Section 5, in no event shall the aggregate Defect Values with respect to an Interest ever exceed the Allocated Value of such Lease, Well or Gas Plant.

         (b) Total adjustments from Title Defects may be offset by the aggregate value of all Interest Additions (as hereinafter defined), asserted by Seller on or prior to November 30, 1995. If the parties cannot agree on the Interest Addition or the amount such Interest Addition increases the Allocated Value of the Leases, Wells, and Gas Plants within 30 days of Buyer's receipt of Seller's notice of such Interest Addition, such matter shall be submitted to arbitration in the same manner as set forth in Section 5.2(d) above to determine the value, if any, of the offset for any Interest Addition. "Interest Addition" means any interest that entitles Seller to receive more than the Net Revenue Interest set forth on Exhibit A for a particular Lease, Well, or Gas Plant or obligates Seller to bear a Working Interest for a particular Lease, Well, or Gas Plant less than the Working Interest set forth on Exhibit A, provided that the reduction in royalty payable on federal Leases due to obtaining a stripper well exemption or on account of sliding scale royalties shall not be considered an Interest Addition. There shall be no adjustment for Interest Additions with respect to any "Reservoirs" listed on Exhibit A-2 "Probable Only." Seller shall conclusively be deemed to have waived any Interest Additions not asserted within the period referred to in this Section 5.3(b). In no event may Seller assert Interest Additions in excess of the total adjustments from Title Defects. Not later than ten (10) days prior to Closing, Buyer shall use its best reasonable efforts to notify Seller of all Interest Additions Buyer has discovered, or of which it becomes aware, prior to such date. In addition, for all Interest Additions Buyer discovers or of which it becomes aware after such date, Buyer shall use its best reasonable efforts to notify Seller of all such Interest Additions within





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
    the earlier to occur of (i) fifteen (15) days of discovering or becoming aware of same or (ii) November 30, 1995. Such obligations shall continue until November 30, 1995.

         (c) It is the agreement and intention of the parties that (i) any matter constituting a Title Defect shall be addressed solely under Sections 5.1, 5.2 and 5.3 and not under any other provision of this Agreement, and
    (ii) to the extent that any representation or warranty herein covers a matter which is included in the definition "Title Defect" such representation or warranty shall be enforced only to the extent provided in Sections 5.1 through 5.3; provided that this provision shall not limit Buyer's right to invoke the special warranty of title in the Conveyance. Notwithstanding the foregoing, nothing in this Section 5.3(c) shall be construed to or have the effect of modifying the rights and obligations of the Parties with respect to representations, warranties, covenants and agreements contained in this Agreement that generally relate to and affect title other than with respect to matters included in the definition of Title Defect. In addition, notwithstanding the inclusion of Sections 5.1(d)(3) and 5.1(d)(4) in the definition of Title Defect, Buyer shall be permitted to assert such matters and the Actions on Schedules 3.1(f) and 3.1(i) pursuant to Section 9.5(a).

         (d) In the event there is a dispute between the Parties under Section 5.3(a) concerning whether the Defect Value and the Title Defect is a Definitive Defect or a Non-Definitive Defect, such matter shall be submitted to arbitration in accordance with Section 11.14.

    5.4   PREFERENTIAL RIGHTS.

         (a) Some Leases, Wells, or Gas Plants may be subject to preferential rights to purchase in favor of third parties. Preferential rights shall be handled under this Section 5.4 and shall not be treated as Title Defects, either before or after Closing. The determination as to whether to send and the form and content of all notices to the holders of preferential purchase rights shall be determined by Seller, subject to Buyer's reasonable approval, but shall not be inconsistent with the terms of this Agreement. In the event of a disagreement between Buyer and Seller under this paragraph, Buyer's decision shall be final.

         (b) If a preferential right to purchase all or part of a Lease, Well, or Gas Plant remains outstanding at or is exercised prior to Closing, the affected Interest or portion of the Interest shall be removed from this Agreement, and the Purchase Price shall be reduced by the Allocated Value of the Interest or portion of the Interest in accordance with Exhibit A; provided that Buyer shall have the right, by giving written notice to Seller at least five (5) days prior to Closing, to elect to accept the conveyance of the affected Interest or portion of the Interest subject to such preferential right to purchase, in which case such affected Interest or portion of the Interest shall remain subject to this Agreement and shall be conveyed to Buyer at Closing subject to such preferential right to purchase, and no reduction shall be made to the Purchase Price on account of the outstanding preferential right.





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
         (c) Upon the expiration or termination after Closing of any preferential right that remained outstanding at Closing with respect to any Lease, Well, or Gas Plant which was not conveyed to Buyer at Closing, Seller shall convey the affected Interest or portion of the Lease, Well, or Gas Plant to Buyer, and Buyer shall pay Seller in cash the Allocated Value of the affected Lease, Well, or Gas Plant or portion of the Lease, Well, or Gas Plant.

         (d) If, after Closing, a third party exercises a preferential right to purchase all or part of a Lease, Well, or Gas Plant that was conveyed to Buyer at Closing, then:

             (1) Buyer shall convey such affected Lease, Well, or Gas Plant or portion of the Lease, Well, or Gas Plant to the third party on the terms and conditions and by the form of conveyance required by the instrument or agreement under which such third party claims its preferential right to purchase;

             (2) Buyer shall retain, free of any claim by Seller, all amounts paid by the third party exercising such preferential right to purchase; and

             (3) no financial adjustment shall be made between Buyer and Seller on account of the exercise of the preferential purchase right.

    5.5 CASUALTY LOSS. If, during the Pre-Closing Period, all or any material portion of any Interest is destroyed by fire or other casualty, or is taken in condemnation or under the right of eminent domain, or if, during such period, condemnation or eminent domain proceedings are pending or threatened against all or a material portion of any Interest, Buyer shall have the following options:

         (a) Buyer may reject the affected Interest, in which case the Purchase Price shall be reduced by the Allocated Value in Exhibit A (or the replacement cost of property of like condition and age, if no Allocated Value) of the affected Interest. When applicable, if the Parties cannot agree on the "replacement cost" such amount shall be referred to arbitration in accordance with Section 11.14; provided, however, Buyer and Seller shall each submit their determination of the replacement cost to the arbitrator, and the arbitrator must accept and award the replacement cost of the prevailing Party, with no ability or authority of the arbitrator to modify the position of the prevailing Party; or

         (b) Buyer may elect to purchase such Interest or portion of the Interest, notwithstanding the destruction, taking, or pending or threatened taking, in which case:

             (1) the Purchase Price shall not be adjusted; and

             (2) Seller shall, at Closing, pay to Buyer all sums paid to Seller by an insurer, Government, or other third party by reason of the destruction





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
         or taking of such Interests to be assigned to Buyer, and shall assign, transfer, and set over unto Buyer all of the right, title, and interest of Seller in and to any unpaid insurance recoveries, condemnation awards, and other payments arising out of the destruction, taking, or pending or threatened taking.

Seller shall not voluntarily compromise, settle, or adjust any material amounts payable by reason of any destruction, taking, or pending or threatened taking as to the affected Interest without first obtaining the written consent of Buyer, unless Buyer rejects the affected Interest pursuant to Section 5.5(a) above.

6.   ENVIRONMENTAL MATTERS.

    6.1 INSPECTION RIGHT. Before Closing, subject to necessary third-party approvals, Seller shall permit Buyer and its representatives at reasonable times and at their sole risk, cost, and expense, to conduct reasonable inspections of the Interests. Buyer shall repair any damage to the Interests resulting from such inspections. Buyer agrees to indemnify, defend, and hold harmless Seller and Seller's Representatives from and against all losses, damages, claims, demands, suits, costs, expenses, liabilities, and sanctions of every kind or character, including reasonable attorneys' fees, court costs, and costs of investigation arising from or related to the activities of Buyer, its employees, agents, contractors, and other representatives in connection with such inspections other than to the extent resulting from Seller's or Seller's Representative's negligence or misconduct. Notwithstanding the foregoing, this
Section 6.1 is not intended to modify the Parties' rights and obligations under Sections 6.2 through 6.5.

    6.2   ENVIRONMENTAL DEFECTS.

         (a) Buyer shall use its best reasonable efforts to notify Seller of each Environmental Defect (as defined below) discovered prior to Closing. At any time within the applicable time stated in this Section 6, Buyer shall use its best reasonable efforts to give notice in writing to Seller of each Environmental Defect discovered by Buyer or of which Buyer becomes aware and with respect to which Buyer intends to seek an adjustment under
    Section 6.4. Buyer agrees to provide in a timely manner any information reasonably requested by Seller in order to file and process any and all of Seller's insurance claims and matters, except as prohibited by Applicable Laws, legal constraints or any obligation of confidence or other contractual commitment of Buyer to a third party. If so restricted from providing such information, Buyer shall use its best reasonable efforts to remove the restriction.

         (b) "Environmental Defect" shall mean any fact, circumstance, or condition present in or with respect to the Interests as of the Closing Date (1) that constitutes, as of the Closing Date, a breach of any environmental representation or warranty in Section 3.1(i) of this Agreement or would have been a breach but for being listed as an "Environmental Matter" on





                                                     Purchase and Sale Agreement
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
    Schedule 3.1(i); (2) that violates any Environmental Law as of the Closing Date; (3) that results in any liability, as of the Closing Date, to any person or Government, contingent or otherwise, under any Environmental Law; or (4) that results from a spill of any Hazardous Substance, petroleum or brine, on or before the Closing, which spill constitutes a violation of Environmental Law or Leases or Contracts, as such Leases or Contracts are in effect as of the Closing Date.

         (c) All notices to be given under Section 6.2(a) shall describe the Environmental Defect, describe the evidence of the Environmental Defect relied upon by Buyer, and state the Costs to Address the Environmental Defect, as reasonably estimated by Buyer, and the amount of any Third Party-Initiated Claim to the extent known ("Third Party Claim Amount").
    The "Costs to Address" an Environmental Defect shall be the actual reasonable out-of-pocket costs of addressing the Environmental Defect, including the cost expended under a plan to reasonably address the Environmental Defect, and amounts expended to determine the extent of the Environmental Defect, and to determine the appropriate means to address the Environmental Defect, but shall not include Buyer's investigation expenses (including costs of surveys, audits or analyses) prior to Buyer notifying Seller of the Environmental Defect. Costs to Address shall not include any matters not directly related to addressing the Environmental Defect, and shall not, for example, include consequential damages, loss of opportunity, losses due to business interruption, and other similar losses.

         (d) "Third Party Liability Amount" is the amount of any liability to a third party resulting from an Environmental Defect and all reasonable attorneys' fees and other costs incurred by Buyer in connection with such liability. "Total Cost" with respect to an Environmental Defect, means the sum of (i) the Costs to Address such defect and/or (ii) the Third Party Liability Amount with respect to such Environmental Defect, as the case may be.

         (e) "Buyer-Initiated Claims" means all claims by Buyer asserted under
    Section 6.4 against Seller with respect to Environmental Defects other than "Third Party-Initiated Claims." "Third Party-Initiated Claims" means solely any Action asserted by a third party (including Government agencies and private parties, but not including any successor in interest to Buyer, Buyer or any affiliate of Buyer) against Buyer as a result of an Environmental Defect; excluding, however, any action asserted by a third party to whom Buyer has given notice of the Environmental Defect in question other than notices to Governments that are required by law and with respect to which Buyer has complied with Section 6.3.

         (f) Buyer shall be entitled to an adjustment under Section 6.4 as to any Environmental Defect only under the following conditions:

             (i) Buyer must submit notice to Seller of any Buyer-Initiated Claims within one (1) year following the Closing;





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
             (ii) Buyer must submit notice to Seller of any Third
         Party-Initiated Claims within two (2) years following the Closing;

             (iii) No claim may be submitted to Seller for any Environmental Defect unless the Costs to Address such Environmental Defect (or, as the case may be, the Third Party Claim Amount) is reasonably estimated by Buyer to be at least $25,000;

             (iv) Except to the extent this Section 6 specifically governs, all Third Party-Initiated Claims shall be handled in accordance with the procedures set forth in Sections 9.5(c), (d), (e), and (f), subject in all cases to the limits on liability set forth in Section 6.2(f)(v); and

             (v) Seller shall have no liability hereunder for any Buyer-Initiated Claims or Third Party-Initiated Claims for which the Total Cost is less than $25,000. As to any such claim for which the Total Cost is at least $25,000 (a "Qualifying Claim"), Seller shall be liable hereunder for the entire amount of such Qualifying Claim, but only to the extent that the aggregate Total Cost for all such Qualifying Claims exceeds $1,000,000 (the "Deductible"). If the aggregate Total Cost of Qualifying Claims exceeds the Deductible by up to $1,000,000, Seller shall be liable for the amount by which such aggregate Total Cost exceeds the Deductible, up to $1,000,000. In addition, Seller shall be liable for 50% of the amount by which the aggregate Total Cost of Qualifying Claims exceeds $2,000,000 up to a total aggregate Total Cost of Qualifying Claims of $4,000,000. Seller shall also be liable for the aggregate Total Cost of Qualifying Claims in excess of $4,000,000; provided that Seller's aggregate liability under this Section 6 shall not exceed $12,000,000 (the "Maximum Environmental Indemnity Payment").

         (g) Notwithstanding any other provision of this Agreement, Buyer may not assert any claim against Seller relating to any Environmental Defect or other environmental liability or matter that is attributable to ownership or operation of the Interests after the Closing.

    6.3 CONFIDENTIALITY. Before the Closing Date, Buyer shall treat all information about adverse environmental conditions as confidential and shall not make any contact with any Government regarding the same without Seller's written consent, except as required by law; provided that if Buyer believes it is required to make such disclosure, Buyer shall provide a written opinion of its outside legal counsel regarding the same to Seller and shall provide Seller, to the fullest extent practicable, the opportunity to satisfy the requirements of law concerning such required disclosure. After the Closing Date, as to any Environmental Defect for which a claim for indemnity is to be asserted, Buyer and Seller agree to consult with each other and to cooperate to the maximum extent practicable regarding notification to any Government of such Environmental Defect.





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
    6.4   ENVIRONMENTAL DEFECT ADJUSTMENTS.   Once the Deductible has been met
and paid by Buyer, as supported by reasonable documentation provided to Seller, for each Qualifying Claim, the following procedure shall apply to each claim for adjustment asserted by Buyer hereunder:

         (a) Buyer shall submit its proposed plan to remedy the Environmental Defect to Seller, together with a proposed schedule of the Costs to Address for such plan. If Seller accepts Buyer's plan, Seller shall be responsible for payment of the Costs to Address actually incurred in the performance of such plan, at the time such costs are incurred, if such Costs to Address are at least $25,000, and subject to the limitations on liability set forth in Section 6.2(f).

         (b) Seller and Buyer may agree on the estimated Costs to Address such Environmental Defect (discounted to present value as appropriate) and, in the event of such agreement, Seller shall pay at the time of such agreement such estimated Costs to Address to Buyer (which payment shall be counted towards satisfaction of the liability limitations set forth in Section 6.2(f)) and Buyer shall become fully responsible for and indemnify Seller from and against any and all future costs, losses and expenses arising out of such Environmental Defect.

         (c) If Buyer and Seller cannot reach agreement under either (a) or (b) above,

             (i) Seller may elect to remedy the Environmental Defect and to indemnify and hold Buyer harmless from and against any and all future costs, losses and expenses arising out of such Environmental Defect; provided that Seller's Costs to Address the Environmental Defect shall be counted towards satisfaction of the liability limitations set forth in Section 6.2(f); or, if Seller does not so agree,

             (ii) such dispute shall be referred to binding arbitration pursuant to Section 11.14 of this Agreement in which the Costs to Address the Environmental Defect and the manner in which it is to be addressed as provided under Sections 6.4(a) and 6.4(b) shall be determined. If the Costs to Address such Environmental Defect is at least $25,000, Seller shall pay such Costs to Address (and as may be applicable Buyer shall have the responsibilities identified in Section 6.4(b)) in the same manner as provided under, and in compliance with, Sections 6.4(a) or (b), as determined in the arbitration, subject to the limitations on liability set forth in Section 6.2(f).

    6.5 LIMITATION OF CLAIMS. Except as otherwise specifically set forth in this Section 6, Seller expressly retains responsibility for all of its obligations and liabilities, if any, accruing or arising from or relating to any Environmental Matter (as defined below) related to the ownership or operation of the Interests and attributable to the period prior to Closing. Nothing in this Agreement shall be deemed to constitute an assumption by Buyer of liability for an Environmental





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
Matter attributable to the period prior to Closing other than as set forth in
Section 6 and only to the extent as expressly set forth pursuant to Section 6. It is the agreement and intention of the Parties that, other than with respect to Actions listed on Schedule 3.1(i), (i) any matter constituting an Environmental Defect shall be addressed solely under Sections 6.1 through 6.4, and not under any other provision of this Agreement (except and only to the extent such other Section is specifically referred to in this Section 6), (ii) to the extent that any representation or warranty covers a matter arising out of or relating to pollution of the environment (including, without limitation, violation of Environmental Laws, or the spilling of any Hazardous Substance), Buyer's sole and exclusive remedy against Seller shall be the remedy set forth in this Section 6, (iii) neither Party, nor its affiliates, successors or assignees shall, and each of Buyer and Seller covenants on behalf of itself and its affiliates, successors and assigns not to assert or bring against the other Party or any of such other Party's affiliates, successors and assigns any claim, action, liability or other Action with respect to any matter arising out of or relating to pollution of the environment (including, without limitation, violation of Environmental Laws, or the spilling of any chemical or other material or any emission (collectively, an "Environmental Matter")) relating to the ownership or operation of the Interests prior to Closing (including, without limitation, any cross claim, claim for contribution, claim for indemnity or other similar claim) which such other Party or any of such other Party's affiliates, successors and assigns otherwise might have under any law or legal theory other than as expressly provided for in this Section 6, and
(iv) as to any matter that is an Environmental Matter Buyer's sole and exclusive remedy against Seller shall be the remedy set forth in this Section 6 except as expressly set forth in Section 9.5(a); provided, however, that with respect to the provisions of clause (iii) of this Section 6.5, in the event that Buyer and Seller are both defendants in an Action, which has not been initiated by either Buyer or Seller, in which claims are asserted against Buyer and Seller for Environmental Matters relating to the ownership and operation of the Interests prior to Closing, then either Party may assert affirmative defenses against the other Party and may assert such affirmative defenses only to the extent necessary to establish the respective liabilities of the Parties. If the liability of a Party (the "Liable Party") is established in such Action with respect to such a pre-Closing Environmental Matter, and the other Party (the "Other Party") is required to perform or pay all or part of such liability, then the Liable Party shall reimburse the Other Party for the reasonable costs of such performance or such payment. To the extent any such reimbursement by Seller relates to a matter that Seller is obligated to indemnify Buyer pursuant to Section 6 hereunder, then Seller shall be credited towards satisfaction of the Maximum Environmental Indemnity Payment; provided, however, any ability to recover reimbursement under clause (iii) of this
Section 6.5 shall not be limited by the Maximum Environmental Indemnity Payment. The foregoing shall not modify the Parties' rights and obligations under Sections 9.5 or 9.7(c).





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
7.   CONDITIONS TO CLOSING.

    7.1 SELLER'S CONDITIONS. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

         (a) All representations and warranties of Buyer contained in this Agreement and the Related Agreements were true and complete when made, and shall be true and complete at and as of the Closing, as if such representations and warranties were made at and as of the Closing; Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing; and Seller shall have received a certificate, signed by an authorized officer of Buyer, certifying all such matters.

         (b) No order shall have been entered by any Government having jurisdiction over the Parties or the subject matter of this Agreement or the Related Agreements that restrains or prohibits the consummation of the transactions contemplated hereunder or thereunder and that remains in effect at the time of such Closing.

         (c) All necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period under the HSR Act for the Acquisition shall have expired or been terminated.

         (d) Seller shall have received from Zurab S. Kobiashvili, counsel for Buyer, an opinion, in form reasonably acceptable to Seller, dated as of the Closing Date, with respect to Sections 3.3(a), (b), (c), (e) and (f) of this Agreement, and with respect to AMI.

         (e) Seller shall have received from Andrews & Kurth L.L.P., counsel for Buyer, an opinion, in form reasonably acceptable to Seller, dated as of the Closing Date, with respect to Section 3.3(d) of this Agreement.

         (f) Each of Buyer and AMI shall have executed and delivered the Related Agreements to which it is a party prior to or on the Closing Date.

    7.2 BUYER'S CONDITIONS. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

         (a) All representations and warranties of Seller, AEC and AEM contained in this Agreement and the Related Agreements were true and complete when made, except for such inaccuracies as do not, in the aggregate, have a material adverse effect on the Interests taken as a whole in an aggregate amount in excess of $10,000,000, and shall be true and complete at and as of the Closing, except for such inaccuracies as do not, in the aggregate, have a





                                                     Purchase and Sale Agreement
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
    material adverse effect on the Interests taken as a whole in an aggregate amount in excess of $10,000,000 as if such representations and warranties were made at and as of the Closing; Seller shall have performed and satisfied all covenants and agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing; and Buyer shall have received a certificate, signed by the chief executive officer and chief financial officer of Seller, certifying all such matters.

         (b) No order shall have been entered by any Government having jurisdiction over the Parties or the subject matter of this Agreement or the Related Agreements that restrains or prohibits the consummation of the transactions contemplated hereunder or thereunder and that remains in effect at the time of such Closing.

         (c) All necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period established by the HSR Act applicable to the transaction contemplated hereby have expired or been terminated.

         (d) Buyer shall have received from respective counsel for Seller opinions, in forms reasonably acceptable to Buyer, dated as of the Closing Date, (i) with respect to Sections 3.1(a), (b), (c), (d)(1), (d)(2), (e),
    (f), (i)(5) and (bb) and, with respect to Seller's affiliates in connection with the Related Agreements, (ii) to the effect that the Bill of Sale, Assignment and Conveyance (the "Conveyance") is sufficient in form to vest in Buyer or its designated subsidiaries title to all of the Interests and
    (iii) with respect to such other matters as Buyer shall reasonably request.

         (e) Seller, AEC, AEM and AOG (as hereinafter defined) shall each have executed and delivered the Related Agreements to which it is a party prior to or on the Closing Date.

         (f) From the Effective Time to the Closing, there shall not have been
    (1) a material adverse change in the Interests in the aggregate excepting
    (x) depletion due to normal production, (y) depreciation of equipment through ordinary wear and tear and (z) conditions or changes generally affecting the oil and gas industry; or (2) a change in the business, financial condition or results of operations of Seller, AEC or AEM, which change was not the result of industry-wide conditions that also affected other similarly situated companies in the oil and gas business, and which change had a material and adverse effect on (i) the Interests or (ii) Buyer's or AEM's rights or remedies under this Agreement and the Related Agreements; provided that adverse changes in, or effects on, the Interests shall not be deemed material for purposes of clause (1) and (2)(i) of this
    Section 7.2(f) unless the adverse effect thereof (determined without duplication) aggregates in excess of $15,000,000.

         (g) Buyer shall have received sufficient proceeds from the securities offering referred to in Section 4.2(c) to pay the Purchase Price.





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
8.   CLOSING.

    8.1 DATE OF CLOSING. Unless the Parties agree otherwise in writing and subject to the conditions stated in Sections 7.1 and 7.2 of this Agreement, the consummation of the Acquisition (the "Closing") shall be held on September 29, 1995 or on such other date and at such time that is as soon as practicable or concurrently with the time when the conditions set forth in Sections 7.1 and
7.2 have been or may be satisfied or waived. The date when the Closing actually occurs is called the "Closing Date."

    8.2 PLACE OF CLOSING. The Closing shall be conducted at the offices of Andrews & Kurth L.L.P. at 4200 Texas Commerce Tower in Houston, Texas, or at such other place as Buyer and Seller may agree in writing.

    8.3 CLOSING OBLIGATIONS. At or prior to the Closing, the following events shall occur, each being a condition precedent to the others and all being deemed to have occurred simultaneously (other than the Seller Guaranty, the AMI Guaranty and the Aquila Gas Purchase Agreement):

         (a) The appropriate parties shall execute, acknowledge, and deliver the following agreements (collectively, the "Related Agreements"):

             (1) the Agreement to Convey Net Profits Royalty Interest in substantially the form of Exhibit B, relating to the net profits royalty interest;

             (2) one or more Conveyances by Seller (in sufficient counterparts to facilitate recording) in substantially the form of Exhibit C, conveying the Interests to Buyer, the Exchanging Subsidiaries or Buyer's designated subsidiaries;

             (3) the Seller Guaranty executed by AEC and the AMI Guaranty executed by Buyer, in the forms of Exhibits D-1 and D-2; provided, however, that the parties acknowledge that each of the Seller Guaranty and the AMI Guaranty will be executed and delivered by each of AEC and Buyer simultaneously with the execution and delivery of this Agreement;

             (4) the Aquila Gas Purchase Agreement ("AGPA"), in the form of Exhibit E, between AEM and AMI, regarding a gas purchase agreement; provided, however, that the parties acknowledge that the AGPA will be executed and delivered by the parties thereto simultaneously with the execution and delivery of this Agreement; and

             (5) Gas and Condensate Gathering Agreement for High Island 262 substantially in the form of Exhibit F between Aquila Offshore Gas Systems Corporation ("AOG") and Buyer.





                                                     Purchase and Sale Agreement
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
         (b) Seller and Buyer shall execute and deliver a settlement statement, prepared in accordance with this Agreement (the "Preliminary Settlement Statement"), prepared by Seller, that shall set forth the Preliminary Adjusted Purchase Price and each adjustment and the calculation of such adjustments used to determine such amount, using estimates thereof in each case in which the actual amount may not then be known. Seller shall provide Buyer with the Preliminary Settlement Statement, which has been reasonably prepared by Seller in good faith, five (5) days prior to Closing for Buyer's review and approval. Buyer shall advise Seller of any proposed changes or objections to the Preliminary Settlement Statement no less than two (2) days prior to Closing and the Parties shall thereafter diligently attempt to resolve all issues in regard to the Preliminary Settlement Statement on or before Closing. If such matters cannot be resolved by the Parties using their best reasonable efforts, the determination of the Preliminary Adjusted Purchase Price shall be made by the Seller and the dispute will be resolved in connection with the Final Settlement Statement. "Preliminary Adjusted Purchase Price" means the Purchase Price, adjusted under Section 2.3, using for such adjustments the best information then available.

         (c) Buyer shall pay the Preliminary Adjusted Purchase Price, less Deposit and plus or minus interest, if any, pursuant to Section 2.1, to Seller by wire transfer of immediately available federal funds pursuant to Seller's written instructions.

         (d) Subject to the provisions of this Agreement, Seller shall deliver to Buyer exclusive possession of the Interests.

         (e) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof, in a form reasonably acceptable to Buyer, directing all purchasers of Production to pay Buyer all proceeds attributable to Buyer's Production.

         (f) Buyer shall prepare, subject to approval of the form by Seller, such notices to third-party operators of the change in ownership of the Interests and such notices of change in operatorship for those Seller-operated Wells for which Buyer has taken over operations as are reasonable and customary in the industry.

         (g) The Parties shall execute such other documents, notices, waivers, agreements, and writings as are necessary or appropriate to consummate the Acquisition and carry out the intents and purposes of this Agreement.





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
9.   OBLIGATIONS AND AGREEMENTS AFTER CLOSING.

    9.1   POST-CLOSING ADJUSTMENT PROCEDURE.

         (a) Commencing on the 25th day of the first month (or the first business day following the 25th calendar day if the 25th is not a business day) following Closing, and on the 25th day of each month (or the first business day following the 25th calendar day if the 25th is not a business day) until the Final Settlement Date (as defined in Section 9.1(b)) (each an "Interim Settlement Date"), Seller shall (1) deliver to Buyer a statement (the "Interim Settlement Statement") setting forth the amounts described in Section 2.3 hereof that were received or paid by Seller or Buyer for the applicable periods set forth in such section and not taken into account in the Preliminary Settlement Statement or prior Interim Settlement Statements, and (2) pay to Buyer, via wire transfer of immediately available federal funds to an account designated by Buyer, the net balance of such amounts, which net balance shall be shown as the "Interim Settlement" on the Interim Settlement Statement. Buyer shall provide to Seller, not later than five (5) days prior to each Interim Settlement Date, the amounts described in Section 2.3 that were paid or received by Buyer and are attributable to the period prior to the Effective Time and were not taken into account in the Preliminary Settlement Statement or prior Interim Settlement Statements, which amounts shall be considered by Seller in its preparation of the Interim Settlement Statement.

         (b) On or before 90 days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement, a statement (the "Final Settlement Statement") setting forth each Purchase Price adjustment or payment that was not finally determined as of the Closing Date and Interim Settlement Dates and showing the calculation of such adjustments (the "Final Adjusted Purchase Price"). Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The Parties shall undertake to agree with respect to the amounts of all post-closing adjustments no later than one hundred thirty-five (135) days after Closing. The date upon which such agreement is reached or upon which the Final Adjusted Purchase Price is established shall be called the "Final Settlement Date." If the Final Adjusted Purchase Price is more than the Preliminary Adjusted Purchase Price, as adjusted by the Interim Settlements, Buyer shall pay in immediately available federal funds the amount of such difference to Seller or to Seller's account (as designated by Seller). If the Final Adjusted Purchase Price is less than the Preliminary Adjusted Purchase Price, as adjusted by the Interim Settlements, Seller shall pay in immediately available federal funds the amount of such difference to Buyer or to Buyer's account (as designated by Buyer). In either case, the payment shall be made within five days after the Final Settlement Date.

    9.2 FILES AND RECORDS. Following Closing, and until November 30, 1995, Buyer shall cause all originals of the Data related to the land files for the Leases,





                                                     Purchase and Sale Agreement

Wells and Gas Plants, including land, land administration and division order files, for purposes of identifying Title Defects (the "Land Files") to be stored in their original files and locations in the Houston Office and shall allow Seller, and Buyer shall retain the right, to have full and reasonable access to such Data during such period. After November 30, 1995, Seller shall immediately deliver all originals of such Land Files to Buyer's office at 2000 Post Oak, Houston, Texas (the "Post Oak Office"), except that Seller may retain until February 5, 1995 such data in the Land Files that relates specifically to Title Defects asserted by Buyer as determined in Seller's reasonable judgment. After February 5, 1995, Seller shall return all the remaining Land Files to Buyer at the Post Oak Office. As soon as practical following Closing, all other Data shall be delivered to the Post Oak Office excluding any Data that cannot be transferred because of prior contractual restrictions. Seller shall use its best efforts to obtain waivers of prior contractual restrictions in order to transfer all Data to Buyer. Seller shall retain and make available to Buyer for ten (10) full calendar years following the Closing Date all tax and accounting records pertaining to the Interests prior to the Effective Time. Following the Closing Date, Buyer agrees to afford Seller, during normal business hours, upon reasonable request, at any time, full access to Data to the extent that such access may be requested for satisfaction of any obligation Seller may be responsible for hereunder or otherwise, at no cost to Seller (other than Seller's payment of Buyer's out-of-pocket expenses); provided, however, that such access will not be permitted to the extent that it would operate to cause the waiver of any attorney- client, work product or like privilege. Buyer agrees to retain and make available to Seller such records for ten (10) full calendar years following the Closing Date. Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 9.2 with respect to any material records of Seller pertaining to the Interests that are retained by Seller, provided that such access will not be permitted to the extent that it would operate to cause the waiver of any attorney-client, work product or like privilege.

    9.3 FURTHER ASSURANCES. After Closing, Seller and Buyer shall execute, acknowledge, and deliver, or cause to be executed, acknowledged and delivered, such instruments, agreements, and other documents, and shall take such other action as may reasonably be necessary or advisable to effectuate the intent of this Agreement or to carry out their respective obligations under this Agreement or under any other instrument, agreement, certificate, or other document delivered pursuant hereto.

    9.4   ASSUMPTION AND RETENTION OF OBLIGATIONS.

         (a) Except with respect to Taxes (to the extent covered by Section 4.5), Title Defect matters for the Leases, Wells and Gas Plants (which are fully covered by Section 5) and Environmental Matters (which are fully covered by Section 6) and all matters expressly assumed by Buyer under
    Section 9.4(b), Seller expressly retains responsibility for, and agrees to pay, perform, fulfill, and discharge, all claims, costs, expenses, liabilities, and obligations accruing or arising from or relating to (i) the ownership or operation of the Interests (including those arising under operating agreements, products and sales agreements and other Contracts) and attributable to periods prior to Closing (except for obligations for which Seller would have been entitled to an upward





                                                     Purchase and Sale Agreement
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
    price adjustment under Section 2.3(a) had Seller paid such obligations
    (such obligations being referred to as "Post Effective Time Matters"));
    (ii) all Actions (including those listed in Schedule 3.1(f)) pending as of the Closing and relating to or affecting the Interests (such Actions being referred to herein as "Pending Matters"); and (iii) all other obligations of Seller not assumed by Buyer hereunder, including those arising under its employee benefit plans, employment and consulting agreements to which it is a party, welfare plans, pension plans, and profit-sharing plans for its employees.

         (b) Assignment of the Interests to Buyer shall constitute an express assumption by Buyer of, and only of, and Buyer expressly agrees to pay, perform, fulfill, and discharge only

             (i) all claims, costs, expenses, liabilities and obligations (including tax obligations) accruing or arising from or relating to the ownership or operation of the Interests conveyed to Buyer and attributable to periods after Closing, including without limitation all obligations arising under the Contracts (including all operating agreements, product sales agreements, and other Contracts) and the Leases other than such Contracts terminated pursuant to the terms of this Agreement or listed on Schedule 9.4(b);

             (ii) all Post Effective Time Matters;

             (iii) the lease agreement for the Houston Office, subject to Seller obtaining all required consents to assignment as required by this Agreement at Seller's expense;

             (iv) all claims or liabilities for overproduction or underproduction related to the Operated Interests and the Non-Operated Interests under applicable gas balancing agreements, oil lifting agreements, co-tenancy arrangements, and other instruments, agreements, and arrangements;

             (v) all plugging and abandonment obligations and liabilities expressly assumed by Buyer as referred to in Section 4.2(e);

             (vi) all liabilities to holders of preferential rights arising as a result of Seller's conveyance of Interests to Buyer pursuant to Buyer's instructions under Section 5.4 or Seller's observance of Buyer's instructions as to whether to send notices to such holders of such preferential rights; and

             (vii) all liabilities in connection with all funds held by Seller for the account of any other person in suspense accounts or otherwise relative to the Interests for which Buyer received a downward credit to the Purchase Price under Section 2.3(b)(5) and Seller did not retain as indicated on Schedule 3.1(k)(2).





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
    9.5 INDEMNIFICATION. From and after the Closing Date, Buyer and Seller shall indemnify each other as follows:

         (a) Except with respect to Taxes (to the extent covered by Section 4.5), Title Defect matters for the Leases, Wells and Gas Plants (which are fully covered by Section 5 except as otherwise expressly provided in
    Section 5), and Environmental Matters (which are fully covered by Section 6 except with respect to Schedule 3.1(i), clause (1)(vi) and clause (3) of this Section 9.5(a), as expressly addressed in this Section), Seller shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees, and agents, against all losses, damages, claims, demands, suits, costs, expenses, liabilities, and sanctions of every kind and character, including reasonable attorneys' fees, court costs, and costs of investigation, arising from or related to (1) (i) any claim, cost, expense, liability, or obligation retained by Seller under Section 9.4(a) ("Retained Obligations"), (ii) Actions described in Schedule 3.1(i) and those matters listed on Schedule 9.5(a), (iii) properties, rights and interests previously owned or former operations conducted by Seller or its affiliates other than the Interests, (iv) all liabilities of Seller for state, federal or tribal royalties or taxes with respect to the Interests for any period prior to the Closing, except to the extent of Buyer's obligation with respect to taxes in Section 4.5, (v) all liabilities including costs, expenses and capital expenditures for which Seller received a positive adjustment to the Purchase Price, as provided for in the determination of Adjusted Purchase Price, for having paid such liabilities but which Seller failed to pay timely, (vi) liabilities to the extent attributable to a fraudulent or criminal activity of Seller or its respective affiliates, or (vii) related to the Reserved Interests ((i) through (vii) are referred to collectively, as the "Retained Indemnities"),
    (2) during the applicable survival period thereof, any breach of the representations and warranties of Seller in this Agreement, (3) all plugging and abandonment obligations and liabilities retained by Seller as referred to in Section 4.2(e), (4) any dispute or claim in connection with preferential purchase rights as a result of Seller's conveyances of Interests to Buyer contrary to Buyer's written instructions under Section 5.4, or (5) any breach by Seller of the covenants, agreements and indemnities in this Agreement; provided, however, (x) Seller shall have no obligation under this Section 9.5(a) with respect to matters set forth in
    Section 9.5(a)(1)(i) with respect to which Buyer does not assert a claim for indemnification under this Section 9.5 within 30 months of the Closing Date, other than Actions listed on Schedule 3.1(f) and Pending Matters; and
    (y) Seller shall have no obligation under this Section 9.5(a) with respect to matters set forth in Section 9.5(a)(2) with respect to which Buyer does not assert a claim for indemnification under this Section 9.5(a) within one
    (1) year of the Closing Date; and (z) Seller's maximum aggregate liability under this Section 9.5 for claims under Sections 9.5(a)(1)(i) and 9.5(a)(2) (other than Actions listed on Schedule 3.1(f) and Pending Matters) shall not exceed $5,000,000.

         (b) Buyer shall defend, indemnify, and save and hold harmless Seller against all losses, damages, claims, demands, suits, costs, expenses, liabilities, and sanctions of every kind and character, including reasonable attorneys' fees,





                                                     Purchase and Sale Agreement
    court costs, and costs of investigation, arising from or related to (1) any claim, cost, expense, liability, or obligation assumed by Buyer under
    Section 9.4(b), (2) during the applicable survival period thereof, any breach of the representations and warranties of Buyer in this Agreement for which Seller must assert a claim for indemnification hereunder within one
    (1) year of the Closing, (3) any breach by Buyer of the Buyer's covenants and agreements in this Agreement or (4) any breach by Buyer of its obligations referred to in Section 11.11.

         (c) Each Party shall promptly notify the other Party of the making of any demand, the assertion of any claim, the commencement of any Action by any Government or other third party, or of any other condition or circumstance for which indemnity may be sought under this Section 9.5 prior to expending or committing to expend funds for which indemnity may be sought or admitting liability or entering into any form of agreement with a Government or other third party with regard to a claim for which indemnity may be sought.

         (d) Upon receipt of a claim notice from the Party seeking indemnification (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party") with respect to any claim, the Indemnifying Party or its designated agent or representative may assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects in such defense. Where a claim or action involves both claims for which Buyer has indemnified Seller and claims for which Seller has indemnified Buyer, each Party shall have the right to assume the defense of and hire counsel for that portion of the claim or action for which it has liability. In such circumstances, the Indemnified Party shall have the right to employ separate counsel in any action or claim and to participate in the defense, but the Indemnifying Party shall be responsible for the fees and expenses of counsel employed by the Indemnified Party only if the Indemnifying Party has authorized the employment and payment of such counsel.

         (e) If the Indemnifying Party does not notify the Indemnified Party within 60 days after receipt of the claim notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend the claim, at the expense of the Indemnifying Party, with counsel of its choosing reasonably satisfactory to the Indemnifying Party, but the Indemnifying Party shall have the right to assume the defense of any claim at any time prior to settlement or final determination thereof. In such event, the Indemnified Party shall notify the Indemnifying Party as to any proposed settlement of any claim. The Indemnifying Party may reject the settlement proposal, in its reasonable judgment, within 14 days of receipt of such notice. Failure to accept or reject the settlement proposal within the 14-day period shall be deemed to be a rejection of the settlement proposal. The Indemnified Party may settle any case over the objection of the Indemnifying Party, but shall, in so doing, waive any right to indemnity therefor, but only for liabilities with respect to which the Indemnifying Party has recognized its liability.





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
         (f) After the Closing Date, each Party shall cooperate fully with the other Party in receiving, appraising, and responding to claims that may be subject to an indemnity under this Agreement, shall make available to the other Party as reasonably requested all information, records, and documents relating to the claims (except to the extent such disclosure would destroy a Party's attorney-client privilege, work-product privilege, or other privilege), and shall preserve all such information, records, and documents until the claims are resolved. Each Party shall make available to the other Party, as reasonably requested, its employees and consultants (including technical and scientific employees and consultants), agents, and other representatives who are responsible for preparing or maintaining relevant information, records, or other documents, or who may have relevant knowledge about any claim.

         (g) EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN THIS AGREEMENT SHALL APPLY, IN ACCORDANCE WITH ITS TERMS, IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, STRICT LIABILITY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

    9.6 CORPORATE EXISTENCE. Seller will maintain its corporate existence for six months after the Closing Date.

    9.7   CERTAIN POST-CLOSING MATTERS.

         (a) Following Closing, Seller and Buyer shall settle the adjustments to the Purchase Price for the transactions arising during the Pre-Closing Period on an interim basis and at post-closing in accordance with procedures set forth in Sections 9.1(a) and (b), respectively.

         (b) Following preparation and review of the Final Settlement Statement as provided in Section 9.1(b) as to pre-Closing transactions and following Closing as to other transactions, Buyer and Seller agree to handle items in accordance with Section 9.7(c) hereof.

         (c) Revenues received by either Party that belong to the other Party as determined by this Agreement shall be paid to the other Party within ten
    (10) days of receipt. Invoices received by a Party that are the obligation of the other Party as determined by this Agreement shall be forwarded to the other Party within ten (10) days of receipt of the invoice and promptly paid.

         (d) For purposes of this Agreement, "Covered Losses" means losses or liabilities with respect to the Interests, with respect to which losses and liabilities Seller has a right to be indemnified by an unaffiliated third party (a





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
    "Third Party"), make a warranty or loss claim against a Third Party, or make an insurance or indemnity claim on insurance maintained for Seller or the Interests with a Third Party. With respect to Covered Losses suffered by Buyer:

             (i) Seller will use and cause its Affiliates to use their best reasonable efforts to assign to Buyer the right to collect any amounts such Third Parties are obligated to pay to Seller in respect of such Covered Losses, but only to the extent that such amounts are in excess of Seller's losses and liabilities, if any, in respect of such Covered Losses.

             (ii) Any reasonable out-of-pocket costs and expenses incurred by Seller in connection with assigning rights to collect to Buyer at Buyer's request under (i) above shall be promptly paid by Buyer.

             (iii) Any amounts collected by Buyer from Third Parties under the terms of this Section 9.7(d) (net of Buyer's reasonable actual out-of-pocket costs and expenses of collection) with respect to any matter for which Seller is otherwise obligated to indemnify or reimburse Buyer hereunder, shall be credited towards satisfaction of the applicable, if any, maximum payment obligations of Seller set forth in Sections 5, 6 or 9 hereof, as the case may be; provided that other than as set forth in this Section 9.7(d), nothing in this Agreement shall be interpreted as limiting Buyer's rights to collect under this Section 9.7(d).

         (e) Seller agrees that after the Closing Date it will hold, and cause its affiliates to hold, in strict confidence and not disclose, except as required by applicable law, to anyone other than its directors, officers, employees or representatives the Information (as defined in the Confidentiality Agreement between Buyer and AEC dated April 18, 1995) related to the Interests, the ownership of which is transferred to Buyer hereunder.

         (f) To the extent both Parties have claims against third parties or any Government that may overlap the applicable period of such claim for the benefit of each Party, the Parties will cooperate with each other to coordinate such claims.

         (g) Seller shall market all of the crude oil production attributable to the Interests from the Effective Time through October 31, 1995. Seller shall market all natural gas and associated liquids production attributable to the interests from the Effective Time through October 31, 1995. Buyer shall market all of the crude oil production attributable to the Interests after October 31, 1995. Buyer shall market all natural gas and associated liquids production attributable to the Interests after October 31, 1995. Buyer and Seller shall coordinate on all issues regarding nominations and scheduling of deliveries. Notwithstanding the foregoing, if Closing is delayed, the above timing shall be appropriately adjusted to reflect the timing of the transitional periods for marketing crude oil, natural gas and associated liquids.





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
10.   TERMINATION OF AGREEMENT.

    10.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

         (a) By Seller if any condition in Section 7.1 or 7.2(g) is not satisfied or waived on or before December 31, 1995.

         (b) By Buyer if any condition in Section 7.2 is not satisfied or waived on or before December 31, 1995.

         (c) At any time by the mutual written agreement of Buyer and Seller.

    10.2   LIABILITIES UPON TERMINATION OR BREACH.

         (a) Other than as described in Section 10.2(b), if Seller terminates this Agreement under Section 10.1(a), Seller shall have no liability of any nature whatsoever to Buyer, including any liability for damages. Other than as described in Section 10.2(b), if Buyer terminates this Agreement under Section 10.1(b), Buyer shall have no liability of any nature whatsoever to Seller, including any liability for damages.

         (b) If Closing has not occurred by December 31, 1995 solely by reason of Buyer's failure (i) to comply with Section 4.2(c) or (ii) to consummate the transactions contemplated under the terms of the Agreement after satisfaction of all the conditions to Buyer's obligation to close as set forth in Section 7.2, then Seller shall retain the Deposit and all interest thereon. If the Agreement is terminated for any reason other than the failure of Buyer to close under the circumstances set forth in the preceding sentence, Seller shall return the Deposit to Buyer within two (2) business days following such termination with interest thereon at the LIBOR Rate from the date of the Agreement to the date of return to the Buyer.

         (c) Except as provided in Section 10.2(a), nothing in this Section 10 shall limit Seller's or Buyer's legal or equitable remedies in the event of a breach of this Agreement by the other Party; provided that except as otherwise specifically provided herein, the Parties hereto shall not be entitled to assert any claim for incidental, consequential or punitive damages. Any damages resulting from a breach of this Agreement by either Party shall be limited to actual damages incurred by the Party claiming such damages.

11.   MISCELLANEOUS.

    11.1 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement have been separately bound and executed for identification by the duly authorized representatives of Buyer and Seller. All of such Exhibits and Schedules





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
are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each Party has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement. References to Exhibit A in this Agreement shall mean references to any or all of Exhibits A-1 through A-5.

    11.2 EXPENSES. Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs, and expenses.

    11.3 NOTICES. All notices, demands, and other communications required or permitted under this Agreement shall be in writing, shall be properly addressed to the appropriate individual named below, shall be delivered at the expense of the Party giving notice, and shall be deemed to have been duly delivered when personally delivered to the individual indicated below, or if mailed, when received by the Party charged with such notice:

                    If to Buyer:

                    APACHE CORPORATION
                    2000 Post Oak Boulevard, Suite 100
                    Houston, Texas 77056-4400
                    Attention: James R. Bauman
                               Senior Vice President -
                               Business Development

                    With a copy to:

                    General Counsel


                    If to Seller:

                    AQUILA ENERGY RESOURCES CORPORATION
                    10370 Richmond Ave., Suite 700
                    Houston, Texas  77042
                    Attention: John Shealy
                               Vice President
                               Business Development

                    With a copy to:

                    AQUILA ENERGY CORPORATION
                    2533 North 117 Avenue
                    Omaha, Nebraska  68164
                    Attention: Lawrence Clayton
                               Chief Financial Officer





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                                                                         Page 57
                    and

                    Robin Foster
                    Blackwell Sanders Matheny Weary & Lombardi L.C. 2300 Main Street, Suite 1100
                    Kansas City, Missouri 64108

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

    11.4 AMENDMENTS. This Agreement may not be amended and no rights under this Agreement may be waived except by a writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

    11.5 ASSIGNMENT. Neither Party may assign all or any portion of its rights or delegate all or any portion of its duties under this Agreement, unless it continues to remain liable for the performance of its obligations under this Agreement and obtains the prior written consent of the other Party, which consent shall not be unreasonably withheld. Buyer may assign and delegate all or any portion of its rights, duties and obligations hereunder to the Exchanging Subsidiaries, one or more of its majority owned subsidiaries or affiliated entities, without such prior written consent, but Buyer shall remain primarily liable for the performance of Buyer's obligations under this Agreement. In addition, an assignment to a Qualified Intermediary shall not require prior written consent from the Seller. Nothing in this Agreement, express or implied, shall confer on any person other than the Parties and their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, in no event shall Buyer assign to any other person its rights to indemnification or adjustments under Sections 5, 6 or 9, without Seller's written consent, which consent Seller may withhold in its sole discretion, except assignments may be made to Exchanging Subsidiaries and one or more of Buyer's majority owned subsidiaries or affiliated entities without Seller's consent provided that all assignees shall agree to not further assign such rights to any other entity not qualified hereunder.

    11.6 ANNOUNCEMENTS. Seller and Buyer shall consult with each other about all press releases and other announcements issued during the Pre-Closing Period about this Agreement or the Acquisition, and, except as may be required by Applicable Law or the applicable rules and regulations of any recognized stock exchange, neither Buyer nor Seller shall issue any such press release or other public statement about such matters without the prior consent of the other Party, which consent shall not be unreasonably withheld.

    11.7 HEADINGS. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this agreement.





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
    11.8 COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

    11.9 CERTAIN RULES OF CONSTRUCTION. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate, or other entity. The word "including" and its syntactical variants shall be understood to mean "including, but not limited to," and corresponding syntactical variants. Examples shall not be understood to limit or restrict the matter they illustrate. In construing this Agreement, no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in negotiating or drafting of this Agreement, each Party being represented by legal counsel of its own selection in such negotiation and drafting. As used in this Agreement, "Knowledge" means the actual knowledge of the officers and employees of the Seller or Buyer, as applicable, who are responsible for the matters to which such Knowledge limitation relates.

    11.10 GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

    11.11 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the entire understanding of the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter; provided, however the Confidentiality Agreement between AEC and Buyer dated April 18, 1995 shall terminate effective as of the Closing Date, except, as to Third Party Data, for which Buyer shall continue to hold such information in confidence in accordance with such April 18, 1995 agreement and termination thereof shall not extinguish any rights of Seller with respect to breaches prior to Closing thereof. The August 1, 1995 Confidentiality Agreement between Buyer and AEC shall not terminate as of the Closing Date but shall continue.

    11.12 PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

    11.13 SURVIVAL. All representations and warranties contained in this Agreement shall survive the Closing with respect to claims made on or before one (1) year following the Closing Date. The covenants, agreements, and indemnities in this Agreement shall survive the Closing and continue in accordance with their respective terms. The representations, warranties, covenants, agreements and indemnities in this Agreement shall not be extinguished by the doctrine of merger by deed or any similar doctrine, and no waiver, release, or forbearance of the application of those provisions in any given circumstance shall operate as a waiver, release, or forbearance of those provisions in any other circumstances.





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
    11.14   ARBITRATION.

         (a) All disputes under this Agreement shall be resolved by arbitration. The Parties shall jointly select an individual to serve as the sole arbitrator to hear and decide all such disputes. Either Party may invoke arbitration by notice to the other Party. If, within 15 days after the receipt by a Party of a notice given under the preceding sentence, the Parties have failed to select the arbitrator, then either Party may ask the American Arbitration Association (the "AAA") to appoint the arbitrator in accordance with the Commercial Arbitration Rules (the "Rules") of the AAA then in effect. The arbitrator shall be generally knowledgeable about the oil and gas industry and the nature of the issues to be arbitrated, and shall be qualified by education, experience, and training to render a decision upon the issues in dispute.

         (b) Any arbitration hearing shall be held in Houston, Texas, unless another place is determined to be mutually acceptable to the arbitrator, Buyer, and Seller.

         (c) The arbitrator shall settle all disputes under this Agreement in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Agreement.

         (d) The arbitrator promptly shall hear and determine (after giving the Parties due notice of hearing and reasonable opportunity to be heard) the questions submitted and shall render a decision within 60 days after notifying the Parties that the arbitration hearings have been closed or, if oral hearings have been waived, after the date of the AAA's transmittal of the Parties final statements and proofs to the arbitrator. If the arbitrator fails to commence the arbitration within 30 days after his selection or to render a decision within the 60-day period described in the preceding sentence, then either Party may, by notice to the other Party and to the AAA, demand that the arbitrator be dismissed. Upon receiving that demand, the AAA shall dismiss the arbitrator and shall appoint another arbitrator who shall be selected and who shall conduct the arbitration pursuant to the provisions of this Section 11.14.

         (e) The arbitrator shall not have jurisdiction or authority to add to, detract from, or alter in any way the provisions of the Agreement. Pending the final decision of the arbitrator, both Parties will proceed diligently with performance of all obligations, including the payment of all sums not in dispute, required by this Agreement. Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction to obtain security or other provisional relief to satisfy or effectuate an eventual arbitration award, including attachment and injunctive relief. The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration, nor shall it prejudice in any way the right to proceed to arbitration.





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
         (f) If the arbitrator dies, resigns, or otherwise becomes unable to perform his duties as an arbitrator, another arbitrator shall be selected in accordance with the procedures in this Section 11.14.

         (g) The written decision or award of the arbitrator shall be final and binding upon the Parties, the Parties shall abide by and comply with such decision, and a judgment may be rendered upon such decision or award in any court of competent jurisdiction. Payment of any awards shall be made within five (5) business days of the arbitrator's decision. Buyer and Seller shall equally bear the cost of the services and expenses of the arbitrator and all other costs of the arbitration proceedings, except that each Party shall pay all attorneys' fees, consultants' fees, and other costs of participating in the arbitration proceeding.

                 [Remainder of page intentionally left blank.]





                                                     Purchase and Sale Agreement
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
        Executed as of the date first above mentioned.



                                          SELLER:

                                          AQUILA ENERGY RESOURCES
                                          CORPORATION


                                          By:    /s/ CHRISTIAN WOESSNER
                                             ------------------------------
                                                     Christian Woessner
                                                         President


                                          BUYER:

                                          APACHE CORPORATION

                                          By:    /s/ JAMES R. BAUMAN
                                             ------------------------------
                                                     James R. Bauman
                                                  Senior Vice President










                                                    Purchase and Sale Agreement

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
                        Exhibits and Schedules Omitted

                       Copies of exhibits and schedules
                    provided to the Commission upon request.